Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
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FTS INTERNATIONAL, INC., et al.,[1]	)	Case No. 20-34622 (DRJ)
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Debtors.	)	(Jointly Administered)
)

ORDER APPROVING THE DEBTORS’

DISCLOSURE STATEMENT AND CONFIRMING THE JOINT

PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

OF FTS INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES

The above-captioned debtors (collectively, the “Debtors”) having:

a.         distributed, on or about September 21, 2020, for purposes of solicitation to holders of Claims in certain voting classes:  (i) the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates [Docket No. 16] (as modified, amended, or supplemented from time to time, the “Plan”);2 (ii) the Disclosure Statement Relating to the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 17] (the “Disclosure Statement”); and (iii) ballots for voting on the Plan to holders of Claims in Class 3 (Secured Debt Claims) and Class 4 (Other Unsecured Claims), in accordance with the terms of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”);

b.         served, on or about September 21, 2020, the Announcement of Amended Restructuring Support Agreement, Summary of Plan of Reorganization, Information Regarding Key Dates and Certain Other Matters [Docket No. 18, Exhibit 1] (the “Combined Notice”) on all known parties in interest, which informed recipients of (i) the Debtors’ intention to commence these Chapter 11 Cases on or before September 22, 2020, (ii) the Debtors’ intention to request that

1         The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: FTS International, Inc. (0081); FTS International Manufacturing, LLC (9132); and FTS International Services, LLC (7729).  The location of Debtor FTS International, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 777 Main Street, Suite 2900, Fort Worth, Texas 76102.

2          Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan, the Disclosure Statement, or the Bankruptcy Code (as defined herein), as applicable. The rules of interpretation set forth in Article I.B of the Plan apply.

the Court schedule a combined hearing to consider approval of the Disclosure Statement and confirmation of the Plan on October 30, 2020 (the “Combined Hearing”), (iii) the key terms of the Plan, including classification and treatment of Claims and Interests, (iv) the key dates and information regarding approval of the Disclosure Statement and confirmation of the Plan and the Objection Deadline, (v) the methods by which parties may request copies of the Plan, Disclosure Statement, and Restructuring Support Agreement, and (vi) the full text of the release, exculpation, and injunction provisions set forth in the Plan;

c.          served, on or about September 21, 2020, the Notice of (I) Non-Voting Status to Holders or Potential Holders of Unimpaired Claims Conclusively Presumed to Accept the Plan and (II) Opportunity for Holders of Claims to Opt Out of the Third-Party Releases [Docket No. 18, Exhibit 3] (the “Notice of Non-Voting Status and Opportunity to Opt Out” and, together with the Combined Notice, the “Notices”) on all holders or potential holders of Claims in non-voting Classes, which (i) informed recipients of their status as holders or potential holders of Claims in non-voting classes, (ii) provided the full text of the releases, exculpation, and injunction provisions set forth in the Plan, (iii) included a form by which holders could elect to opt out of the Third-Party Releases included in the Plan by checking a prominently featured and clearly labeled box, and (iv) enclosed a postage prepaid, return-addressed envelope in which holders could return their opt out form to the Solicitation Agent;

d.         commenced, on September 22, 2020 (the “Petition Date”), these Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

e.          filed,3 on or immediately after the Petition Date:

(i)         the Plan and the Disclosure Statement;

(ii)       the Debtors’ Emergency Motion for Entry of an Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Conditionally Approving the Disclosure Statement, (III) Establishing a Plan and Disclosure Statement Objection Deadline and Related Procedures, (IV) Approving the Solicitation Procedures and the Combined Notice, (V) Conditionally Waiving the Requirements that the U.S. Trustee Convene a Meeting of Creditors and the Debtors File Schedules and SOFAs, and (VI) Granting Related Relief [Docket No. 18] (the “Scheduling Motion”);

(iii)      the Declaration of Lance Turner, Chief Financial Officer of FTS International, Inc., in Support of Chapter 11 Petitions and First Day

3          Unless otherwise indicated, use of the term “Filed” herein refers also to the service of the applicable document filed on the docket in these Chapter 11 Cases, as applicable.

Motions [Docket No. 3] (the “First Day Declaration”), detailing the facts and circumstances of these Chapter 11 Cases; and

(iv)       the Affidavit of Service of Solicitation Materials [Docket No. 63];

f.          distributed, on or around September 25, 2020, the Plan, the Disclosure Statement, and ballots to holders of Interests in Class 8 (FTS Common Interests) entitled to vote on the Plan in accordance with the terms of the Bankruptcy Code and the Bankruptcy Local Rules;

g.         published, on September 28, 2020, and September 29, 2020, the Notice of Commencement of Chapter 11 Bankruptcy Cases and Hearing on the Disclosure Statement and Confirmation of the Joint Prepackaged Chapter 11 Plan (the “Notice of Commencement”) in The New York Times and Houston Chronicle, respectively, as evidenced by the Affidavits of Publication [Docket Nos. 154, 178] (collectively, the “Publication Notice Affidavits”), which informed readers of (i) the commencement of these Chapter 11 Cases on September 22, 2020, (ii) the scheduling of the Combined Hearing, (iii) the key dates and information regarding approval of the Disclosure Statement and confirmation of the Plan and the Objection Deadline, and (iv) the methods by which parties may request copies of the Plan and Disclosure Statement;

h.         filed, on September 30, 2020, the Affidavit of Service of Equity Solicitation Materials [Docket No. 165] (together with all the exhibits thereto and the Affidavit of Service of Solicitation Materials with all the exhibits thereto, the “Solicitation Materials Affidavits”);

i.          filed, on October 19, 2020, the Supplement for the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates [Docket No. 206] (as modified, amended, or supplemented from time to time, the “Plan Supplement” and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”), as evidenced by the Affidavit of Service [Docket No. 209] (the “Plan Supplement Affidavit” and together with the Solicitation Materials Affidavits and the Publication Notice Affidavits, the “Affidavits”);

j.          filed, on October 28, 2020:

(i)         the Declaration of Jane Sullivan of Epiq Corporate Restructuring, LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates [Docket No. 239], which accounts for ballots received up to the Voting Deadline (the “Voting Report”);

(ii)       the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates [Docket No. 238], with certain immaterial modifications; and

(iii)      the Debtors’ Reply to the Omnibus Pleading for Entry of an Order: (I) Denying Confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization, or, in the Alternative, (II) Designating the Votes of the Term Loan Deficiency Claims and Secured Notes Deficiency Claims; and (III) Granting Related Relief and in Support of an Order Approving the Debtors’ Disclosure Statement and Confirming the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates [Docket No. 241] (the “Reply”);

k.         filed, on October 29, 2020, the Debtors’ Memorandum of Law in Support of an Order Approving the Debtors’ Disclosure Statement and Confirming the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates [Docket No. 245] (the “Confirmation Brief”);

l.          filed, on November 4, 2020, the revised Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates [Docket No. 285], attached hereto as Exhibit A; and

m.        operated their businesses and managed their properties during these Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Court having:

a.          entered, on September 24, 2020, the Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Conditionally Approving the Disclosure Statement, (III) Establishing a Plan and Disclosure Statement Objection Deadline and Related Procedures, (IV) Approving the Solicitation Procedures and the Combined Notice, (V) Conditionally Waiving the Requirements that the U.S. Trustee Convene a Meeting of Creditors and the Debtors File Schedules and SOFAs, and (VI) Granting Related Relief [Docket No. 109] (the “Scheduling Order”);

b.         set November 4, 2020, at 9:00 a.m., prevailing Central Time, as the date and time for the Combined Hearing, pursuant to sections 1125, 1126, 1128, and 1129 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018, as set forth in the Scheduling Order;

c.          reviewed the Plan, the Disclosure Statement, the Scheduling Motion, the Plan Supplement, the Confirmation Brief, the Reply, the Voting Report, the Notices, the Affidavits, and all Filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and confirmation of the Plan, including all objections, statements, and reservations of rights;

d.         held the Combined Hearing;

e.          heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation;

f.          considered all oral representations, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation; and

g.         taken judicial notice of all pleadings and other documents Filed, all orders entered, and all evidence and arguments presented in these Chapter 11 Cases.

NOW, THEREFORE, it appearing to the Court that notice of the Combined Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation having been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents Filed in support of approval of the Disclosure Statement, and Confirmation and other evidence presented at the Combined Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.        Findings and Conclusions.

1.         The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014.  To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B.         Jurisdiction, Venue, and Core Proceeding.

2.         This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. § 1334.  Consideration of whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code constitutes a core proceeding as defined in 28 U.S.C. § 157(b)(2).  This Court may enter a final order consistent with

Article III of the United States Constitution.  Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code.

C.        Eligibility for Relief.

3.         The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

D.        Commencement and Joint Administration of these Chapter 11 Cases.

4.         On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code.  In accordance with the Order (I) Directing Joint Administration of Chapter 11 Cases and (II) Granting Related Relief [Docket No. 32], these Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015.  Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed in these Chapter 11 Cases.  No statutory committee of unsecured creditors or equity security holders has been appointed pursuant to section 1102 of the Bankruptcy Code in these Chapter 11 Cases.

E.         Modifications to the Plan.

5.         Pursuant to section 1127 of the Bankruptcy Code, any modifications to the Plan described or set forth in this Confirmation Order constitute technical or clarifying changes, changes with respect to particular Claims by agreement with holders of such Claims, changes permitted by the Plan, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim or Interest under the Plan.  These modifications are consistent with the disclosures previously made pursuant to the Disclosure Statement and notice of these modifications was adequate and appropriate under the facts and circumstances of these Chapter 11 Cases.  In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.  Accordingly, the Plan is properly before this Court and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan.

F.         Burden of Proof—Confirmation of the Plan.

6.         The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of section 1129(a) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation.  In addition, and to the extent applicable, the Plan is confirmable under the clear and convincing evidentiary standard.

G.        Notice.

7.         As evidenced by the Affidavits, the Notices, and the Voting Report, the Debtors provided due, adequate, and sufficient notice of the commencement of these Chapter 11 Cases, the Disclosure Statement, the Plan, the Combined Hearing, and the opportunity to opt out of the Third-Party Releases, together with all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement and the Plan, to all bondholders of record, the full creditor matrix, the Core/2002 list, and all equity holders of record.  Further, the Publication Notices were published in The New York Times and Houston Chronicle on September 28, 2020 and September 29, 2020, respectively, in compliance with Bankruptcy Rule 2002(l).  Such notice was adequate and sufficient under the facts and circumstances of these Chapter 11 Cases in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and the Scheduling Order.  No other or further notice is or shall be required.

H.        Disclosure Statement.

8.         The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act, and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein.  The filing of the Disclosure Statement with the clerk of the Court satisfied Bankruptcy Rule 3016(b).

I.         Ballots.

9.        The Classes of Claims and Interests entitled under the Plan to vote to accept or reject the Plan (the “Voting Classes”) are set forth below:

Class	Designation
Class 3	Secured Debt Claims
Class 4	Other Unsecured Claims
Class 8	FTS Common Interests

10.       The form of ballots attached to the Scheduling Order as Exhibit 4-A, Exhibit 4-B, Exhibit 4-C, Exhibit 5-A, Exhibit 5-B, and Exhibit 5-C (the “Ballots”) that the Debtors used to solicit votes to accept or reject the Plan from holders in the Voting Classes adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for holders in the Voting Classes to vote to accept or reject the Plan.

J.         Solicitation.

11.       As described in the Voting Report, the solicitation of votes on the Plan complied with the solicitation procedures set forth in Article V of the Disclosure Statement (the “Solicitation Procedures”), was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and any other applicable rules, laws, and regulations, including the registration requirements under the Securities Act.

12.       As described in the Voting Report and the Solicitation Materials Affidavits, as applicable, prior to or following the Petition Date, the Plan, the Disclosure Statement, and the Ballots (collectively, the “Solicitation Packages”) were transmitted and served, including to all holders of Claims and Interests in the Voting Classes, in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Bankruptcy Local Rules, the Scheduling Order, and any applicable nonbankruptcy law.  Transmission and service of the Solicitation Packages was timely, adequate, and sufficient under the facts and circumstances of these Chapter 11 Cases.  No further notice is required.

13.       As set forth in the Voting Report, the Solicitation Packages were distributed to holders in the Voting Classes that held a Claim or Interest as of September 17, 2020 (the “Voting Record Date”).  The establishment and notice of the Voting Record Date were reasonable and sufficient.

14.       The period during which the Debtors solicited acceptances or rejections to the Plan was a reasonable and sufficient period of time for each holder in the Voting Classes to make an informed decision to accept or reject the Plan.

15.       Under section 1126(f) of the Bankruptcy Code, holders of Claims in Class 1A (Other Secured Claims), Class 1B (ABL Secured Claims), Class 2 (Other Priority Claims), and Class 5 (Ongoing Business Claims) (collectively, the “Unimpaired Classes”) are Unimpaired and conclusively presumed to have accepted the Plan.  Holders of Claims and Interests in Class 6 (Intercompany Claims) and Class 7 (Intercompany Interests) (the “Deemed Accepting/Rejecting Classes” and, together with the Unimpaired Classes, the “Non-Voting Classes”) are Unimpaired

and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan.

16.       Nevertheless, the Debtors served the Combined Notice and the Notice of Non-Voting Status and Opportunity to Opt Out on the entire creditor matrix and all equity holders of record, as applicable.  The Notices adequately summarized the material terms of the Plan, including classification and treatment of claims and the release, exculpation, and injunction provisions of the Plan.  Further, because the opt out form was included in both the Ballots and the Notice of Non-Voting Status and Opportunity to Opt Out, every known stakeholder, including unimpaired creditors and equity holders, was provided with the means by which they can opt out of the Third-Party Releases, including pre-addressed prepaid return envelopes.  The Debtors served the Notices on the full creditor matrix and all equity holders of record.

K.        Voting.

17.       As evidenced by the Voting Report, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Disclosure Statement, and any applicable nonbankruptcy law, rule, or regulation.

L.         Plan Supplement.

18.       The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Local Rules, and all other applicable rules, laws, and requirements, and no other or further notice is required.  All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan.  Subject to the terms of the Plan, and only consistent therewith, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement before the Effective Date, subject to the terms of the Restructuring Support Agreement.  The core notice parties and holders of Claims and Interests were provided due, adequate, and sufficient notice of the Plan Supplement.

M.        Compliance with Bankruptcy Code Requirements—Section 1129(a)(1).

19.       The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code.  In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

(i)         Proper Classification—Sections 1122 and 1123.

20.       The Plan satisfies the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code.  Article III of the Plan provides for the separate classification of Claims and Interests into nine Classes.  Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests.  The classifications reflect no improper purpose and do not unfairly discriminate between, or among, holders of Claims or Interests.  Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(ii)        Specified Unimpaired Classes—Section 1123(a)(2).

21.       The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.  Article III of the Plan specifies that Claims, as applicable, in the following Classes are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code:

Class	Claims and Interests
1A	Other Secured Claims
1B	ABL Secured Claims
2	Other Priority Claims
5	Ongoing Business Claims

22.       For the avoidance of doubt, holders of Intercompany Claims and Intercompany Interests are Unimpaired and conclusively presumed to have accepted the Plan, or are Impaired and deemed to reject the Plan, and, in either event, are not entitled to vote to accept or reject the Plan.  Additionally, Article II of the Plan specifies that Allowed Administrative Claims, Professional Fee Claims, and Priority Tax Claims will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan.

(iii)       Specified Treatment of Impaired Classes—Section 1123(a)(3).

23.       The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code.  Article III of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Impaired Classes”) are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, and describes the treatment of such Classes:

Class	Claims and Interests
3	Secured Debt Claims
4	Other Unsecured Claims
8	FTS Common Interests

(iv)       No Discrimination—Section 1123(a)(4).

24.       The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.  The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

(v)        Adequate Means for Plan Implementation—Section 1123(a)(5).

25.       The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.  The provisions in Article IV and elsewhere in the Plan, and in the exhibits and attachments to the Plan and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including regarding: (a) the general settlement of Claims and Interests;

(b) authorization for the Debtors and/or Reorganized Debtors to take all actions necessary to effectuate the Plan, including those actions necessary to effect the Restructuring Transactions, including, without limitation, any restructuring transaction steps set forth in the Plan Supplement, as the same may be modified or amended from time to time prior to the Effective Date; (c) the adoption, authorization, and entry of the New Organizational Documents; (d) the funding and sources of consideration for the Plan distributions; (e) the authorization and approval of the New FTS Equity, the New Revolving Exit Facility, and the Warrants and entry into any agreements related to the same as set forth in the Plan or the Plan Supplement, including the Registration Rights Agreement; (f) the vesting of assets in the Reorganized Debtors; (g) the exemption from certain registration requirements under federal, state, or local law; (h) except as otherwise provided in the Plan and Confirmation Order, the cancellation of existing securities and agreements; (i)  the authorization, approval, and entry of corporate actions under the Plan; (j) the continued corporate existence of the Debtors; (k) the approval of the New Organizational Documents; (l) the reinstatement and survival of the indemnification provisions; (m) the effectuation and implementation of documents and further transactions; (n) the tax exemptions for various transactions under the Plan; (o) the appointment of the New Board; (p) the assumption of all of the Debtors’ D&O Liability Insurance Policies; (q) the reservation of equity for future distribution in accordance with the terms and conditions of the Management Incentive Plan; (r) the assumption of all employee wages, compensation, benefit and incentive programs, and employment or severance agreements; and (s) the preservation of the Causes of Action.

(vi)       Voting Power of Equity Securities—Section 1123(a)(6).

26.       The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.  In accordance with Article IV.J of the Plan, on or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors.

The New Organizational Documents will prohibit the issuance of non-voting equity Securities, thereby satisfying section 1123(a)(6).

(vii)      Directors and Officers—Section 1123(a)(7).

27.       The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.  In accordance with Article IV.N of the Plan, the identities of the members of the New Board, to the extent known, are identified in Exhibit C of the Plan Supplement [Docket No. 206], which exhibit may be modified and/or supplemented prior to the Effective Date.  The New Board shall be comprised of five directors: (1) one of which shall be the CEO of Reorganized FTS (Michael J. Doss), (2) three of which shall be selected by the Required Consenting Noteholders (Eugene Davis, Robert Kelly Owen, and Christopher Sayer), and (3) one of which shall be selected by the Required Consenting Term Loan Lenders (Derek Gipson), which is consistent with the interests of all holders of Claims and Interests and with public policy.

(viii)     Impairment / Unimpairment of Classes—Section 1123(b)(1).

28.       The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code.  Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests.

(ix)       Assumption—Section 1123(b)(2).

29.       The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code.  Article V of the Plan provides that all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (1) are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) previously expired or terminated pursuant to their own terms or agreement of the parties thereto; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order;

(4) are the subject of a motion to reject that is pending on the Effective Date; or (5) are subject to an ordered or requested effective date of rejection that is after the Effective Date.

(x)        Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Section 1123(b)(3).

30.       In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.  The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates.  Subject to Article VI of the Plan, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

31.       Article VIII.C of the Plan describes certain releases granted by the Debtors (the “Debtor Release”).  The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Release.  Such release is a necessary and integral element of the Plan, and is fair, reasonable, and in the best interests of the Debtors, the Estates, and holders of Claims and Interests.  Also, the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by the Debtor Release; (c) given, and made, after due notice and opportunity for hearing; and (d) a bar to any of the Debtors asserting any Claim or Cause of Action released by the Debtor Release.

32.       The Debtor Release appropriately offers protection to parties that participated in the Debtors’ restructuring process.  Each of the Released Parties made significant concessions and contributions to these Chapter 11 Cases.  The Debtor Release for the Debtors’ current and former directors and officers is appropriate because the Debtors’ directors and officers share an identity of interest with the Debtors, supported the Plan and these Chapter 11 Cases, actively participated in meetings and negotiations during these Chapter 11 Cases, and have provided other valuable consideration to the Debtors to facilitate the Debtors’ reorganization.  The Debtor Release for the parties to the Restructuring Support Agreement (which has broad support of parties across the Debtors’ capital structure) is appropriate because such parties supported the Plan and have agreed to equitize their Claims to deleverage the Debtors’ prepetition capital structure, thereby providing valuable consideration to the Debtors to facilitate the Debtors’ reorganization.

33.       The scope of the Debtor Release is appropriately tailored under the facts and circumstances of the Chapter 11 Cases.  The Debtor Release is appropriate in light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Release to the Plan.

34.       Article VIII.D of the Plan describes certain releases granted by the Releasing Parties (as modified by this Confirmation Order, the “Third-Party Releases”).  The Third-Party Releases are an integral part of the Plan.  Like the Debtor Releases, the Third-Party Releases facilitated participation in the Restructuring Support Agreement, the Plan, and the chapter 11 process generally.  The Third-Party Releases were a critical and integral component of the Restructuring Support Agreement and the creditors’ agreement to support the Plan thereby preventing significant and time-consuming litigation regarding the parties’ respective rights and interests.  The Third-Party Releases were a core negotiation point in connection with the Restructuring Support Agreement and instrumental in developing a Plan that maximized value for all of the Debtors’ stakeholders.  As such, the Third-Party Releases appropriately offer certain protections to parties who constructively participated in the Debtors’ restructuring process by, among other things, supporting the Plan.

35.       The Third-Party Releases are consensual as to all parties in interest, including all Releasing Parties, and such parties in interest were provided notice of the Chapter 11 Cases and proceedings therein, the Plan, the deadline to object to confirmation of the Plan, and received the Combined Notice or the Notice of Non-Voting Status and Opportunity to Opt Out and were properly informed that the Holders of Claims against or Interests in the Debtors that did not check the “opt out” box on the applicable Ballot or opt out form, returned in advance of the Voting Deadline, would be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all Claims and Causes of Action against the Debtors and the Released Parties.  Additionally, the release provisions of the Plan were conspicuous, emphasized with boldface type in the Plan, the Disclosure Statement, the Ballots, the Notice of Non-Voting Status and Opportunity to Opt Out, and the Combined Notice.  Further, holders in the Non-Voting Classes also received a pre-addressed return envelope to facilitate the submission of any opt out election.

36.       The Third-Party Releases provide finality for the Debtors, the Reorganized Debtors, and the Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtors.  The Combined Notice sent to holders of Claims and Interests, the Publication Notices published in The New York Times and the Houston Chronicle, and the Ballots sent to all holders of Claims and Interests entitled to vote on the Plan, in each case, unambiguously stated that the Plan contains the Third-Party Releases.  Such releases are a necessary and integral element of the Plan, and are fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and all holders of Claims and Interests.  Also, the Third-Party Releases are:  (a) specific in language and scope; (b) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is integral to the success of the Plan; (c) a condition to the good faith settlement and compromise of the claims released by the Third-Party Releases; (d) in the best interests of the Debtors and all holders of Claims and Interests; (e) fair, equitable, and reasonable; (f) given and made after due notice and opportunity for hearing; and (g) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Releases.

37.       The exculpation, described in Article VIII.E of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope.  Without limiting anything in the Exculpation, each Exculpated Party has participated in these Chapter 11 Cases in good faith and is appropriately released and exculpated from any obligation, Cause of Action, or liability for any prepetition or postpetition act taken or omitted to be taken in connection with, relating to, or arising out of the Debtors’ restructuring efforts, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Exculpation, including its carve-out for actual fraud, willful misconduct, or gross negligence, is consistent with established practice in this jurisdiction and others.

38.       The injunction provision set forth in Article VIII.F of the Plan is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Releases, the Third-Party Releases, and the Exculpation, and is narrowly tailored to achieve this purpose.

39.       Pursuant to Article IV.R of the Plan and in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.  The provisions regarding the preservation of Causes of Action in the Plan, including the Plan Supplement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

40.       Any release and discharge of mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article VIII.B of the Plan (the “Lien Release”) is necessary to implement the Plan.  The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

(xi)       Additional Plan Provisions—Section 1123(b)(6)).

41.       The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

(xii)      Cure of Defaults—Section 1123(d).

42.       Article V.C of the Plan provides for the satisfaction of Cure amounts associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code.  The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter, with the amount and timing of payment of any such Cure dictated by the Debtors’ ordinary course of business.  If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.  As such, the Plan provides that the Debtors will cure, or provide adequate assurance that the Debtors will promptly cure, defaults with respect to assumed Executory Contracts and Unexpired Leases in accordance with section 365(b)(1) of the Bankruptcy Code.

N.        Debtor Compliance with the Bankruptcy Code—Section 1129(a)(2).

43.       The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code.  Specifically, each Debtor:

a.          is an eligible debtor under section 109, and a proper proponent of the Plan under section 1121(a), of the Bankruptcy Code;

b.          has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

c.          complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Bankruptcy Local Rules, any applicable nonbankruptcy law, rule and regulation, the Scheduling Order, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

O.        Plan Proposed in Good Faith—Section 1129(a)(3).

44.       The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.  The Debtors have proposed the Plan in good faith and not by any means forbidden by law.  In so determining, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan, the Restructuring Support Agreement, the process leading to Confirmation, including the overwhelming support of holders of Claims and Interests for the Plan, and the transactions to be implemented pursuant thereto.  These Chapter 11 Cases were Filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to implement the Restructuring Transactions, reorganize, and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources.

45.       The Plan is the product of good faith, arm’s-length negotiations by and among the Debtors and the Consenting Creditors, among others.  The Plan itself and the process leading to its formulation provides independent evidence of the Debtors’ and such other parties’ good faith, serves the public interest, and assures fair treatment of holders of Claims and Interests.  The Plan fairly achieves a result consistent with the objectives and purposes of the Bankruptcy Code.  Consistent with the overriding purpose of chapter 11, the Debtors filed the Chapter 11 Cases with the belief that the Debtors were in need of reorganization, and the Plan was negotiated and proposed with the intention of accomplishing a successful reorganization and maximizing stakeholder value and for no ulterior purpose.  Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

P.         Payment for Services or Costs and Expenses—Section 1129(a)(4).

46.       The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

Q.        Directors, Officers, and Insiders—Section 1129(a)(5).

47.       The identities, to the extent known, of or process for appointment of the Reorganized Debtors’ directors and officers proposed to serve after the Effective Date were disclosed in the Plan Supplement.  The proposed directors and officers for the Reorganized Debtors are qualified and their appointment to, or continuance in, such offices is consistent with the interests of holders of Claims and Interests and with public policy.  Accordingly, the Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code.

R.        No Rate Changes—Section 1129(a)(6).

48.       Section 1129(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases.  The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

S.         Best Interest of Creditors—Section 1129(a)(7).

49.       The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.  The liquidation analysis attached as Exhibit E to the Disclosure Statement, as supplemented, and the other evidence related thereto in support of the Plan that was proffered, prior to, or in connection with the Combined Hearing:  (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that holders of Allowed Claims and Interests in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

T.         Acceptance by Certain Classes—Section 1129(a)(8).

50.       The Plan satisfies the requirements of section 1129(a)(8) of the Bankruptcy Code.  Classes 1A, 1B, 2, and 5 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code.  The Voting Classes (Classes 3, 4, and 8) have voted to accept the Plan.  Holders of Claims and Interests in Classes 6 and 7 are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan.

U.        Treatment of Claims Entitled to Priority under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9).

51.       The treatment of Allowed Administrative Claims, Professional Fee Claims, and Priority Tax Claims under Article II of the Plan, and of Other Priority Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

V.        Acceptance by At Least One Impaired Class—Section 1129(a)(10).

52.       The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.  As evidenced by the Voting Report, the Voting Classes, each of which is impaired, all voted to accept the Plan by the requisite numbers and amounts of Claims and Interests, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code), as specified under the Bankruptcy Code.

W.       Feasibility—Section 1129(a)(11).

53.       The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.  The financial projections attached to the Disclosure Statement and the other evidence supporting Confirmation of the Plan proffered by the Debtors at, or prior to, the Combined Hearing (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.

X.        Payment of Fees—Section 1129(a)(12).

54.       The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.  Article II.D of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

Y.        Continuation of Employee Benefits—Section 1129(a)(13).

55.       The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.  Except as otherwise specified in the Plan, Article IV.Q of the Plan provides that all employee wages, compensation, and benefit programs in place as of the Effective Date shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans.  From and after the Effective Date, all retiree benefits, as defined in section 1114 of the Bankruptcy Code, if any, shall continue to be paid in accordance with applicable law.

Z.         Non-Applicability of Certain Sections—Sections 1129(a)(14), (15), and (16).

56.       Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases.  The Debtors owe no domestic support obligations, are not individuals, and are not nonprofit corporations.

AA.     Only One Plan—Section 1129(c).

57.       The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code.  The Plan is the only chapter 11 plan Filed in each of these Chapter 11 Cases.

BB.      Principal Purpose of the Plan—Section 1129(d).

58.       No Governmental Unit has requested that the Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.  As evidenced by its terms, the principal purpose of the Plan is not such avoidance.  Accordingly, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.

CC.     Good Faith Solicitation—Section 1125(e).

59.       The parties to the Restructuring Support Agreement—the Debtors and the Consenting Creditors, and each party’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), directors, officers, members, managers, shareholders, partners, employees, attorneys, advisors, and other professionals, of each of the foregoing, as applicable—have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to support and consummation of the Plan, including the execution, delivery, and performance of the Restructuring Support Agreement, the issuance of the New FTS Equity and Warrants, and solicitation of acceptances of the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

DD.     Satisfaction of Confirmation Requirements.

60.       Based on the foregoing and all other pleadings and evidence proffered or adduced at or prior to the Confirmation Hearing, the Plan and the Debtors, as proponents of the Plan, satisfy the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

EE.      Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

61.       Each of the conditions precedent to the Effective Date, as set forth in Article IX.A of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article IX.B of the Plan.

FF.      Implementation.

62.       All documents necessary to implement the Plan and all other relevant and necessary documents (including the Restructuring Support Agreement, all documents related to the New Revolving Exit Facility, including a commitment letter, credit agreement, and all related loan documents (collectively, the “New Revolving Exit Facility Documents”), the Registration Rights Agreement, the Warrants, and the New Organizational Documents) have been negotiated in good faith and at arm’s-length and shall, upon completion of documentation and execution (as applicable), be valid, binding, and enforceable agreements and shall not be in conflict with any federal or state law.

GG.     Disclosure of Facts.

63.       The Debtors have disclosed all material facts regarding the Plan, including with respect to consummation of the New Revolving Exit Facility Documents, the Registration Rights Agreement, the Warrants, and the New Organizational Documents, and the fact that each applicable Debtor will emerge from its Chapter 11 Case as a validly existing corporation, limited liability company, partnership, or other form, as applicable, with separate assets, liabilities, and obligations.

HH.     Good Faith.

64.       The Debtors and their respective directors, officers, management, counsel, advisors, and other agents have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders.  The Plan accomplishes this goal.  Accordingly, the Debtors or the Reorganized Debtors, as appropriate, and their respective officers, directors, and advisors have been, are, and will continue to act in good faith if they proceed to:  (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order and the Plan to reorganize the Debtors’ businesses and effectuate the New Revolving Exit Facility Documents, the Registration Rights Agreement, the Warrants, and the New Organizational Documents, and the other Restructuring Transactions.

II.        Essential Element of the Plan.

65.       The New Revolving Exit Facility Documents and the New Organizational Documents are essential elements of the Plan, are necessary for Confirmation and Consummation of the Plan, and are critical to the overall success and feasibility of the Plan.  The Debtors have exercised sound business judgment in deciding to pursue and enter into the New Revolving Exit Facility Documents and the New Organizational Documents and have provided adequate notice thereof.  The New Revolving Exit Facility Documents were negotiated in good faith and at arm’s-length among the Debtors and the agent and lenders for the New Revolving Exit Facility, and any credit extended and loans made to the Reorganized Debtors by the lenders to the New Revolving Exit Facility and any fees and expenses paid thereunder are deemed to have been extended, issued, and made in good faith.  The Debtors have provided sufficient and adequate notice of the material terms of the New Revolving Exit Facility Documents and the New Organizational Documents to all parties in interest in these Chapter 11 Cases.  The execution, delivery, or performance by the Debtors or the Reorganized Debtors, as applicable, of any of the New Revolving Exit Facility Documents and the New Organizational Documents and any agreements related thereto and compliance by the Debtors or the Reorganized Debtors, as applicable, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan or this Confirmation Order.

ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1.         Disclosure Statement.  The Disclosure Statement is approved in all respects.

2.         Ballots.  The forms of Ballots attached to the Scheduling Order as Exhibit 4A (Secured Debt Claims / Other Unsecured Claims General Ballot), Exhibit 4B (Secured Debt Claims / Other Unsecured Claims Master Ballot), Exhibit 4C (Secured Debt Claims / Other Unsecured Claims Beneficial Ballot), Exhibit 5A (Existing Equity Interest General Ballot), Exhibit 5B (Existing Equity Interest Master Ballot), and Exhibit 5C (Existing Equity Interest Beneficial Ballot) are approved.

3.         Solicitation Procedures.  The Solicitation Procedures utilized by the Debtors for distribution of the Solicitation Packages, as set forth in the Disclosure Statement, the Scheduling Motion, the Confirmation Brief, and the Voting Report, in soliciting acceptances and rejections of the Plan satisfy the requirements of the Bankruptcy Code and the Bankruptcy Rules and are approved.

4.         Notices.  The publication and service of the Notices are deemed to be sufficient and appropriate under the circumstances.  The Combined Notice attached as Exhibit 1 to the Scheduling Order, the form of Publication Notice attached as Exhibit 2 to the Scheduling Order, the Notice of Non-Voting Status and Opportunity to Opt Out, substantially in the form attached as Exhibit 3 to the Scheduling Order, and service thereof comply with the requirements of the Bankruptcy Code and the Bankruptcy Rules under the circumstances of these Chapter 11 Cases and are approved.

5.         Voting Record Date.  September 17, 2020, as the Voting Record Date, and October 21, 2020, as the Voting Deadline, are hereby established and approved with respect to the solicitation of votes to accept, and voting on, the Plan.

6.         Tabulation Procedures.  The procedures used for tabulations of votes to accept or reject the Plan as set forth in the Scheduling Motion, the Voting Report, and the Ballots are approved.

7.         Confirmation of the Plan.  The Plan is approved in its entirety and CONFIRMED under section 1129 of the Bankruptcy Code.  The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Confirmation Order.

8.         Objections Overruled.  All objections and all reservations of rights pertaining to approval of the Disclosure Statement and Confirmation of the Plan that have not been withdrawn, waived, or settled are hereby OVERRULED and DENIED on the merits.

9.         Deemed Acceptance of Plan.  In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims and Interests who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan.

10.       No Action Required.  Under the provisions of the Delaware General Corporation Law, including section 303 thereof, and the comparable provisions of the Delaware Limited Liability Company Act, the Texas Business Organizations Code (including section 101.606 thereof), section 1142(b) of the Bankruptcy Code, and any other comparable provisions under applicable law, no action of the respective directors, equity holders, managers, or members of the Debtors is required to authorize the Debtors to enter into, execute, deliver, File, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the Restructuring Transactions, and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including the New Revolving Exit Facility Documents, the Registration Rights Agreement, the Warrants, and the

New Organizational Documents, and the appointment and election of the members of the New Board and the officers, directors, and/or managers of each of the Reorganized Debtors.

11.       Binding Effect.  Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether holders of such Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

12.       Incorporation by Reference. The terms and provisions of the Plan, including the terms of the New Revolving Exit Facility Documents, and the exhibits thereto are incorporated by reference and are an integral part of this Confirmation Order.  The terms of the Plan, the Plan Supplement, all exhibits thereto, and all other relevant and necessary documents shall, on and after the Effective Date, be in full force and effect, enforceable in accordance with their terms and binding in all respects upon, and shall inure to the benefit of, the Debtors, their Estates and their creditors, and their respective successors and assigns, non-debtor affiliates, any affected third parties, all holders of equity interests in the Debtors, all holders of any Claims, whether known or unknown, against the Debtors, including, but not limited to all contract counterparties, Borrowers, leaseholders, governmental units, and any trustees, examiners, administrators, responsible officers, estate representatives, or similar entities for the Debtors, if any, subsequently appointed in any of the Chapter 11 Cases or upon a conversion to chapter 7 under the Bankruptcy Code of any of the Chapter 11 Cases, and each of their respective affiliates, successors, and assigns.

13.       Vesting of Assets in the Reorganized Debtors.  Except as otherwise provided herein, in the Plan or in any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances, except as provided herein or in the Plan.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by the Plan or this Confirmation Order as well as the documents and instruments executed and delivered in connection therewith, including the documents, exhibits, instruments and other materials comprising the Plan Supplement.

14.       Effectiveness of All Actions.  Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified (without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors or any other Entity), including: (a) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (b) selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (c) the entry into the New Revolving Exit Facility Documents and the execution, entry into, delivery and filing of the New Revolving Facility Credit

Agreement, as applicable; (d) the adoption and/or filing of or entry into the New Organizational Documents and the Registration Rights Agreement; (e) the issuance and distribution, or other transfer, of the New FTS Equity as provided herein; (f) implementation of the Restructuring Transactions; and (g) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan. All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Reorganized Debtors and/or the Debtors in connection with the Plan, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by Holders of Claims or Interests, the security holders, directors, managers, authorized persons, or officers of the Reorganized Debtors, and/or the Debtors.  On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed, without further notice, hearing or approval of the Court or any other party, to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, as applicable, including the New Revolving Exit Facility Credit Agreement and any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by Article IV.H of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.  To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the equity holders, members, managers or directors of any of the Debtors or Reorganized Debtors, this Confirmation Order shall, pursuant to section 1142 of the Bankruptcy Code and applicable law, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors, managers, members and equity holders of the appropriate Debtor or Reorganized Debtor, as applicable.

15.       Restructuring Transactions.  On or before the Effective Date, or as soon thereafter as reasonably practicable, the Debtors or the Reorganized Debtors, as applicable, shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions.  The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement and having other terms for which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan.  The Confirmation Order shall, and shall be deemed, pursuant to sections 363 and 1123 of the Bankruptcy Code, to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.  On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

16.       In accordance with the Restructuring Support Agreement, the Debtors, the Reorganized Debtors and the other parties to the Restructuring Support Agreement shall implement the Restructuring Transactions contemplated by the Plan.

17.       Cancellation of Existing Securities and Agreements; Continuation of Certain Liens.  On the Effective Date, except to the extent otherwise provided in the Plan or the Confirmation Order (including for purpose of evidencing a right to a distribution under the Plan), all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect.  Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan or the Confirmation Order.  Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI of the Plan, to the extent cancelled pursuant to this paragraph, the ABL Credit Agreement, the Term Loan Agreement, and the Secured Notes Indenture shall continue in effect solely to the extent necessary to: (1) permit Holders of Claims under the ABL Credit Agreement, the Term Loan Agreement, and the Secured Notes Indenture to receive their respective Plan Distributions, if any (subject to any applicable charging liens); (2) permit the Reorganized Debtors and the Disbursing Agent, as applicable, to make Plan Distributions on account of the Allowed ABL Claims under the ABL Credit Agreement and Allowed Debt Claims under the Term Loan Agreement and the

Secured Notes Indenture, as applicable (subject to any applicable charging liens); (3) permit each of the ABL Agent, the Term Loan Agent, and the Secured Notes Trustee to seek compensation and/or reimbursement for ABL Agent fees, Term Loan Agent fees, and the Secured Notes Trustee fees, in accordance with the terms of the Plan, and allow the maintenance, exercise, and enforcement of any applicable charging lien; (4) preserve all rights, including rights of enforcement, of the ABL Agent, Term Loan Agent, and the Secured Notes Trustee to indemnification, reimbursement, or contribution pursuant to and subject to the terms of the ABL Credit Agreement, Term Loan Agreement, and the Secured Notes Indenture; and (5) permit each of the ABL Agent, the Term Loan Agent, and the Secured Notes Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the ABL Agent, the Term Loan Agent and the Secured Notes Trustee, or Holders of ABL Claims under the ABL Credit Agreement or Holders of Debt Claims under the Term Loan Agreement and the Secured Notes Indenture, as applicable.  Except as provided in the Plan (including Article VI of the Plan) or as may be necessary to effectuate the terms of the Plan, on the Effective Date, the ABL Agent, the Term Loan Agent, the Secured Notes Trustee, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the ABL Credit Agreement, the Term Loan Agreement, and the Secured Notes Indenture, as applicable; provided, however, as it relates to the ABL Agent, any control agreements related to any letters of credit under the ABL Credit Agreement shall remain in full force and effect to the extent the Debtors or Reorganized Debtors, as applicable, and the ABL Agent determine to allow any such letters of credit to remain in effect after the Effective Date; and provided, further that to the extent Wells Fargo Bank provides bank product services to the Reorganized Debtors after the Effective Date, nothing in the Plan shall modify, impair or otherwise affect any applicable bank product agreements which shall remain in full force and effect, including all rights of setoff if provided for under such agreements, subject to the terms of applicable deposit account control agreements, if any, unless otherwise agreed to in writing between Wells Fargo and the Reorganized Debtors.  To the extent cancelled in accordance with this paragraph, the commitments and obligations (if any) of the ABL Lenders, the Secured Noteholders, and the lenders under the Term Loan Agreement to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the ABL Credit Agreement, the Term Loan Agreement, and the Secured Notes Indenture, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.

18.       Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, loss, waiver, or other forfeiture of, or by, the Debtors or their interests, or any increase or acceleration of any of their obligations, in any such case as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in Article IV.G of the Plan shall be deemed null and void and shall be of no force and effect.  Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any Executory Contract to the extent such Executory Contract has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

19.       Distributions.  The procedures governing distributions contained in Article VI of the Plan shall be, and hereby are, approved in their entirety.  Notwithstanding Article VI of the Plan, all Plan Distributions to Holders of Term Loan Claims shall be made to the Term Loan Agent, provided, however, that at the Term Loan Agent’s written election, the applicable Plan

Distributions can be made by the Debtors or Reorganized Debtors, with the cooperation of the Term Loan Agent, with the applicable distribution waterfalls under the Term Loan Agreement to attach to the property to be distributed in the same manner as if such distributions were made through the Term Loan Agent.  Notwithstanding Article VI of the Plan, all Plan Distributions to Holders of Secured Notes Claims shall be made to and deemed completed when received by the Secured Notes Trustee, provided, however, that at the Secured Notes Trustee’s written election, the applicable Plan Distributions can be made by the Debtors or Reorganized Debtors, with the cooperation of the Secured Notes Trustee, with the applicable charging Lien to attach to the property to be distributed in the same manner as if such distributions were made through the Secured Notes Trustee.  The Secured Notes Trustee may establish a date for distributions in accordance with DTC’s procedures and may transfer or direct the transfer of such distributions through the facilities of DTC.  The Secured Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or Reorganized Debtors, as applicable, shall use commercially reasonable efforts to (i) seek the cooperation of DTC with respect to the cancellation of the Notes as of the Effective Date, and (ii) seek the cooperation of the relevant bank and broker participants in the DTC system to facilitate delivery of the distribution directly to the relevant beneficial owners as soon as practicable after the Effective Date.

20.       Preservation of Rights of Action.  In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors and the Reorganized Debtors shall retain and may exclusively enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

21.       The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan or the Confirmation Order, including Article VIII of the Plan.  Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before 30 days after the Effective Date.  Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.  The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court.  If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for 30 days, such objection shall be resolved by the Bankruptcy Court.  Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

22.       The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.

23.       Subordination.  Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

24.       Release of Liens.  Except as otherwise provided in the New Revolving Exit Facility Documents, the Plan, this Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the

Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.  Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases.  The presentation or filing of this Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

25.       To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then, as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take, at the Reorganized Debtors’ sole cost and expense, any and all steps requested by the Debtors, the Reorganized Debtors, or the agent for the New Revolving Exit Facility that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the

Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

26.       New Revolving Exit Facility.  On the Effective Date, the Reorganized Debtors shall enter into the New Revolving Exit Facility Credit Agreement and shall execute and deliver the New Revolving Exit Facility Credit Documents, and such documents shall become effective in accordance with their terms.  On and after the Effective Date, the New Revolving Exit Facility Credit Agreement and New Revolving Exit Facility Credit Documents shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.  The terms and conditions of the New Revolving Exit Facility Documents, if any, shall bind the Reorganized Debtors and each other Entity that enters into such New Revolving Exit Facility Documents as a guarantor.  Any Entity’s entry into the New Revolving Exit Facility Documents, if any, shall be deemed as its agreement to the terms of such New Revolving Exit Facility Documents, as amended or modified from time to time following the Effective Date in accordance with its terms.

27.       Confirmation shall be deemed approval of the New Revolving Exit Facility Credit Agreement and New Revolving Exit Facility Credit Agreement Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees and expenses paid in connection therewith), if any, and, to the extent not approved by the Bankruptcy Court previously, the Reorganized Debtors will be authorized to execute and deliver those documents necessary or appropriate to obtain the New Revolving Exit Facility, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors (subject to any requirements under the Restructuring Support Agreement) may deem to be necessary to enter into the New Revolving Exit Facility Credit Agreement documents, if any.  For the avoidance of doubt, the Debtors and Reorganized Debtors are, without any further notice to or action, order, or approval of the Bankruptcy Court, bound to the obligations incurred under any exit commitment letter entered into between the Debtors and the agent and lender under the New Revolving Exit Facility, including, without limitation, any expense reimbursement and indemnification obligations set forth in such exit commitment letter.

28.       On the Effective Date, all Liens and security interests granted pursuant to, or in connection with, the New Revolving Exit Facility Credit Agreement (x) shall be valid, binding, perfected, enforceable first priority Liens and security interests in the property subject to a security interest granted by the applicable Reorganized Debtors pursuant to the New Revolving Exit Facility Credit Agreement, with the priorities established in respect thereof under applicable non-bankruptcy law and any applicable intercreditor agreements, and (y) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination. The agent to the New Revolving Exit Facility is authorized to file, with the appropriate authorities, financing statements, amendments thereto, or assignments thereof and other documents, including mortgages or amendments or assignments thereof, in order to evidence the first priority Liens, pledges, mortgages, and security interests granted in connection with the New Revolving Exit Facility Credit Agreement.  The guaranties, mortgages, pledges, Liens, and other security interests granted in connection with the New Revolving Exit Facility Credit Agreement are granted in good faith as an inducement to the New Exit Revolving Facility lenders to extend credit thereunder, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, and the priorities of such Liens, mortgages, pledges, and security interests shall be as set forth in the New Revolving

Exit Facility Documents and the collateral documents executed and delivered in connection therewith.

29.       New Organizational Documents.  On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors.  To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization.  The New Organizational Documents will (a) authorize the issuance of the New FTS Equity and (b) be modified or deemed to be modified to include a provision pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code prohibiting the issuance of non-voting equity Securities.  For the avoidance of doubt, the New Organizational Documents shall be consistent with the Restructuring Term Sheet and shall be included in the Plan Supplement.  After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

30.       On the Effective Date, the initial board of managers/directors of each of the Reorganized Debtors shall consist of those individuals identified in the Plan Supplement, and such managers and/or directors shall be deemed elected and authorized to serve as managers and/or directors of each of the Reorganized Debtors pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor.  Such appointment and designation is hereby approved and ratified as being in the best interests of the Debtors and creditors and consistent with public policy, and such managers and directors hereby are deemed elected and appointed to serve in their respective capacities as of the Effective Date without further action of the Court, the Reorganized Debtors or their security holders.  The designation or continuation in office as officers of the Reorganized Debtors of each of the individuals identified in the Plan Supplement is hereby approved and ratified as being in the best interests of the Debtors and creditors and consistent with public policy.  Such officers hereby are deemed elected and appointed to serve in their respective capacities as of the Effective Date without further action of the Court or the Reorganized Debtors.

31.       Issuance of New FTS Equity.  All FTS Common Interests shall be cancelled as of the Effective Date.  On the Effective Date, Reorganized FTS is authorized to issue or cause to be issued and shall issue the New FTS Equity in accordance with the terms of the Plan and other applicable Definitive Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person.  The New FTS Equity shall be issued and distributed free and clear of all Liens, Claims, and other Interests.

32.       On the Effective Date, Reorganized FTS and all holders of the New FTS Equity then outstanding shall be deemed to be parties to the New Organizational Documents (and only the New Organizational Documents) without the need for execution by any such holder.  The New Organizational Documents shall be binding on the Reorganized Debtors and all parties receiving New FTS Equity pursuant to the Plan.  Each holder of New FTS Equity acquired or received under the Plan, whether such holder acquired such New FTS Equity on the Effective Date or any time or from time to time thereafter, shall be deemed to have actual knowledge of the terms, provisions, restrictions and conditions set forth in the New Organizational Documents for all purposes of the New Organizational Documents and applicable law, whether or not any such holder received a separate notice of such terms, provisions, restrictions and conditions.  Without limiting the foregoing, this Confirmation Order and the Plan (including the Plan Supplement) shall be deemed sufficient and adequate notice of such terms, provisions, restrictions and conditions to all holders of New FTS Equity, such that all such holders shall be deemed to have actual knowledge thereof and shall be deemed to have acquired (whether on the Effective Date or at any time or from time to time thereafter) such New FTS Equity subject thereto.

33.       All of the New FTS Equity issued or authorized to be issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

34.       Issuance of Warrants.  On the Effective Date, Reorganized FTS will issue the Warrants consistent with the Plan.  All of the Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable.  Each holder of the Warrants acquired or received under the Plan, whether such holder acquired such Warrants on the Effective Date or any time or from time to time thereafter, shall be deemed to have actual knowledge of the terms, provisions, restrictions and conditions set forth in the New Organizational Documents and the Warrants for all purposes of the New Organizational Documents, the Warrants and applicable law, whether or not any such holder received a separate notice of such terms, provisions, restrictions and conditions.  Without limiting the foregoing, this Confirmation Order and the Plan (including the Plan Supplement) shall be deemed sufficient and adequate notice of such terms, provisions, restrictions and conditions to all holders of Warrants, such that all such holders shall be deemed to have actual knowledge thereof and shall be deemed to have acquired (whether on the Effective Date or at any time or from time to time thereafter) such Warrants subject thereto.

35.       Compromise of Controversies.  In consideration for the distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved under the Plan and the entry of this Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019.

36.       Treatment of Executory Contracts and Unexpired Leases.  Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, the Plan provides for the assumption or rejection of certain Executory Contracts and Unexpired Leases.  The Debtors’ determinations regarding the assumption or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan and are in the best interests of the Debtors, their Estates, holders of Claims or Interests, and other parties in interest in these Chapter 11 Cases.

37.       Assumption of Contracts and Leases.  On the Effective Date, except as otherwise provided in Article V.H and elsewhere in the Plan, all Executory Contracts or Unexpired Leases will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of the Bankruptcy Court, as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, other than those that: (1) are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) previously expired or terminated pursuant to their own terms or agreement of the parties thereto; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) are subject to an ordered or requested effective date of rejection that is after the Effective Date.

38.       Entry of this Confirmation Order shall constitute an order of the Bankruptcy Court approving the above-described assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date.  Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.  Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

39.       To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under, or any other transaction or matter that would result in a violation, breach or default under, or increase, accelerate or otherwise alter any obligations, rights or liabilities of the Debtors or the Reorganized Debtors under, or result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to, the applicable Executory Contract or Unexpired Lease, and any consent or advance notice required under such Executory Contract or Unexpired Lease shall be deemed satisfied by Confirmation.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time up to 45 days after the Effective Date.

40.       To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules require the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

41.       If certain, but not all, of a contract counterparty’s Executory Contracts and/or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts and/or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan.  Parties seeking to contest this finding with respect to their Executory Contracts and/or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).

42.       Indemnification.  On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Organizational Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted occurring before the Effective Date.  None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification right.

43.       Directors’ and Officers’ Liability Insurance.  Each D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) shall be deemed assumed without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date, pursuant to section 365 of the Bankruptcy Code.  The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto)

in effect prior to the Effective Date, and any current and former directors, officers, managers, and employees of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy in accordance with the terms and conditions thereof, regardless of whether such directors, officers, managers, and employees remain in such positions after the Effective Date.

44.       Authorization to Consummate.  The Debtors are authorized to consummate the Plan after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX of the Plan.

45.       Professional Compensation.  All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than 30 days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.  The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court Allows, including from the Professional Fee Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are Allowed.  To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Fee Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan.

46.       Restructuring Expenses.  The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid prior to or during the course of the Chapter 11 Cases in accordance with the terms of the Restructuring Support Agreement) without the requirement to file a fee application with the Bankruptcy Court and without any requirement for review or approval by the Bankruptcy Court or any other party.  All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two Business Days before the anticipated Effective Date.  In addition, the Debtors and Reorganized Debtors (as applicable) shall continue to pay Restructuring Expenses related to implementation, consummation, and defense of the Plan after the Effective Date when due and payable in the ordinary course, whether incurred before, on, or after the Effective Date.

47.       Release, Exculpation, Discharge, and Injunction Provisions.  The following releases, exculpation, discharge, and injunction provisions set forth in Article VIII of the Plan, as modified by this Confirmation Order, are approved and authorized in their entirety, and such provisions are effective and binding on all parties and Entities to the extent provided therein.

a.          Discharge of Claims and Termination of Interests.

48.       Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan.  Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  This Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

b.          Release of Liens.

49.       Except as otherwise provided in the New Revolving Exit Facility Credit Agreement, the Plan, this Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.  Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases.  The presentation or filing of this Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

50.       To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take, at the Reorganized Debtors’ sole cost and expense, any and all steps requested by the Debtors, the Reorganized Debtors, or the New Revolving Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

c.          Releases by the Debtors.

51.       Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration,

the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estate representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding

Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between the Debtors, the Term Loan Agreement, the Secured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

52.       Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or

any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New Revolving Exit Facility Credit Agreement, or any Claim or obligation arising under the Plan, or (ii) the rights of any Holder of Allowed Claims or FTS Common Interests to receive distributions under the Plan.

53.       Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

d.         Releases by the Releasing Parties.

54.       Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the

Releasing Parties, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Releasing Party would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among the Debtors, the Term Loan Agreement, the Secured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support

Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

55.       Notwithstanding anything to the contrary in the foregoing, in this Confirmation Order or in the Plan, the releases set forth above and in Article VIII.D of the Plan do not release (i) any post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, any Definitive Document, or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New Revolving Exit Facility Credit Agreement, or any Claim or obligation arising under the Plan, (ii) the rights of Holders of Allowed Claims or FTS Common Interests to receive distributions under the Plan, (iii) any claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence; or (iv) the claims, counterclaims, Causes of Action, and defenses asserted by or assertable by the plaintiffs, including lead plaintiffs, putative class members, and class representatives (collectively, the

“Securities Plaintiffs”) in the litigation captioned as Glock, et al. v. FTS International, Inc., et al., Adv. Proc. No. 20-03416 (the “Securities Litigation”) against the Defendants (as defined below), on the one hand, and any counter-claims, defenses, or Causes of Action asserted by or assertable by the named defendants (other than the Debtors) in the Securities Litigation (the “Defendants”), on the other hand.  For the avoidance of doubt, except for these claims, counter-claims, Causes of Action, and defenses with respect to the Securities Litigation, each Defendant and Securities Plaintiff that is otherwise a Releasing Party or Released Party shall still constitute a Releasing Party or Released Party in all other respects.

56.       Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

e.          Exculpation.

57.       Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Causes of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the Term Loan Agreement and the Secured Notes Indenture), the Disclosure Statement, the Plan, the New Revolving Exit Facility Credit Agreement, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

58.       The Exculpated Parties and other parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

f.          Injunction.

59.       Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

60.       Upon entry of this Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.  Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions as set forth in Article VIII.F of the Plan.

61.       Provisions Regarding Texas Comptroller.  Nothing in the Plan or the Confirmation Order discharges or releases the Debtors, Reorganized Debtors or any non-Debtors from any claims or causes of action involving the Texas Comptroller of Public Accounts (the “Texas Comptroller”) or impairs the ability of the Texas Comptroller to pursue any claims or causes of action against any Debtors, Reorganized Debtors or non-Debtors.  All claims and causes of action involving the Texas Comptroller survive the Chapter 11 Cases just as if the cases had not been commenced.  As such, they will be paid and determined in the manner and by the administrative or judicial tribunals before which such rights or claims would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced.  Without limiting the foregoing, for the avoidance of doubt: (1) the Texas Comptroller is not required to file any claims in the Debtors’ Chapter 11 Cases; (2) nothing affects or impairs the Texas Comptroller’s ability to make demand on, be paid by, or otherwise pursue any sureties that are liable to the Texas Comptroller on any debts related to the Debtors and/or the Reorganized Debtors; (3) nothing affects or impairs the Texas Comptroller’s ability to exercise its police or regulatory powers against the Debtors and/or the Reorganized Debtors; (4) nothing affects or impairs the Texas Comptroller’s rights to assert setoff and recoupment, including contingent or unliquidated rights, against the Debtors and/or the Reorganized Debtors; and (5) nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any rights, claims, causes of action, rights of setoff or recoupment, rights to appeal tax assessments, or other legal or equitable defenses that the Debtors and/or the Reorganized Debtors have under non-bankruptcy law in connection with any claim, liability or cause of action of the Texas Comptroller.

62.       Provisions Regarding Governmental Unit.  Nothing in this Order or the Plan discharges, releases, precludes, or enjoins: (i) any liability to any governmental unit as defined in 11 U.S.C. § 101(27) (“Governmental Unit”) that is not a “claim” as defined in 11 U.S.C. § 101(5) (“Claim”); (ii) any Claim of a Governmental Unit arising on or after the Confirmation Date; (iii) any police or regulatory liability to a Governmental Unit that any entity would be subject to as the owner or operator of property after the Confirmation Date; or (iv) any liability to a Governmental Unit on the part of any non-debtor.  Nor shall anything in this Order or the Plan enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence.  Notwithstanding any provision of the Plan, this Order, or any implementing or supplementing plan documents, Governmental Units’ setoff rights under federal law as recognized in section 553 of the Bankruptcy Code, and recoupment rights, shall be preserved and are unaffected.  Nothing in this Order or the Plan divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Order or the Plan to adjudicate any defense asserted under this Order or the Plan.

63.       Provisions Regarding Texas Taxing Authorities.  Notwithstanding anything to the contrary in the Plan or this Confirmation Order, with respect to the Claims of Carrollton-Farmers Branch ISD, Spring Branch Independent School District, City of Houston, Dimmit County, Midland County, Crockett County Tax Office, Atascosa County, Carrollton, Dallas County, Ector CAD, Gregg County, Harris County, Parker CAD, Tarrant County, Tom Green CAD, and Midland Central Appraisal District (collectively, the “Texas Taxing Authority Claims”), (a) to the extent the Texas Property Tax Code provides for interest and/or penalties to accrue with respect to any portion of the Texas Taxing Authority Claims, such interest and/or penalties shall be paid pursuant to applicable non-bankruptcy law along with the tax amount as set forth in the Texas Taxing Authority Claims, (b) the liens securing the Texas Taxing Authority Claims shall be retained until the applicable Texas Taxing Authority Claims are paid in full, including such penalties and/or interest as may accrue pursuant to applicable non-bankruptcy law, and (c) the Debtors or the Reorganized Debtors, as applicable, shall pay Allowed Texas Taxing Authority Claims, including any accrued penalty or interest, on or before the later of (i) January 31, 2021 (subject to any applicable extensions, grace periods, or similar rights under the Texas Property Tax Code) and (ii) the Effective Date (or as soon as reasonably practicable thereafter).  All rights and defenses of the Debtors and the Reorganized Debtors under non-bankruptcy law are reserved and preserved with respect to such Texas Taxing Authority Claims.

64.       Provisions Regarding the Securities and Exchange Commission.  Notwithstanding any provision herein to the contrary, no provision of the Plan, or any order confirming the Plan, (i) releases any non-debtor person or entity (including any Released Party) from any Claim or cause of action of the United States Securities and Exchange Commission (the “SEC”); or, (ii) enjoins, limits, impairs, or delays the SEC from commencing or continuing any

Claims, causes of action, proceedings, or investigations against any non-debtor person or entity (including any Released Party) in any forum.

65.       Provisions Regarding Joshua Patterson.  Nothing in the Plan or this Confirmation Order shall be construed (i) as a release or discharge of any Claims of Joshua Patterson (“Patterson”) against any party, including the Debtors, the Debtors’ affiliates, or any insurer or (ii) to affect any liabilities or obligations of the Debtors, the Debtors’ affiliates, or any insurer related to the claims asserted in Joshua Patterson v. FTS International Manufacturing, LLC, FTS International Services, LLC, and Bill Hebert Acker pending in the 115th Judicial District Court of Upshur County, Texas (the “Patterson Lawsuit”).  Upon the Effective Date of the Plan, the automatic stay of section 362 of the Bankruptcy Code shall be deemed lifted, and the parties to the Patterson Lawsuit may continue to pursue litigation and related appeals in the Patterson Lawsuit.  Patterson shall be deemed to have opted out of the Third-Party Releases contained in Article VIII.D of the Plan.

66.       Provision Regarding Securities Litigation.  Nothing in the Plan or this Confirmation Order shall be construed to affect any liabilities or obligations of the Debtors, the Debtors’ affiliates, or any insurer related to the claims asserted in the Securities Litigation.

67.       Provision Regarding the Covia Entities.  Notwithstanding anything in the Plan, the Plan Supplement (including without limitation the list of Retained Causes of Action), or this Confirmation Order to the contrary, in full and final satisfaction, settlement, release, and discharge of any Claims (the “Covia Claims”) of Covia Holdings Corporation (“Covia”), Fairmount Santrol Inc. (f/k/a Fairmount Minerals, Ltd.) or any of their affiliates (including without limitation any such entity that is a counterparty to any of the contracts listed on the Schedule of Rejected Executory Contracts and Unexpired Leases) (collectively, the “Covia Entities”):  (a) Covia (i) shall have an Allowed Class 5 Claim in the amount of $12,500,000 (the “Covia Payment”), payable on the Effective Date or as soon as reasonably practicable thereafter, but in no event later than 5 Business Days after the Effective Date and (ii) shall receive 0.5% of the New FTS Equity distributed under the Plan of the same type and on the same terms and conditions as the New FTS Equity distributed to Holders of Allowed Class 8 FTS Common Interests, which New FTS Equity shall be obtained from a reduction of the percentage of New FTS Equity distributable to Holders of Allowed Class 8 FTS Common Interests from 9.9%, as set forth in the Plan at Docket No. 238, to 9.4%, as incorporated into the revised Plan filed at Docket No. 285; provided, however, that the New FTS Equity issued to Covia shall be and remain Class A (and not Class B) common stock, as those terms are described in Article 4 of Exhibit A(i) of the Plan Supplement and the stock issued to Covia shall be common stock listed on a U.S. securities exchange if such listing is obtained and notwithstanding the post-emergence issuance of any other classes of unlisted common stock; (b) the Covia Entities shall all be Releasing Parties and Released Parties and the Covia Claims shall be Released Claims under the Plan; (c) Covia’s Omnibus Pleading for Entry of an Order: (I) Denying Confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization, Or, In the Alternative, (II) Designating the Votes of the Term Loan Deficiency Claims and Secured Notes Deficiency Claims; and (III) Granting Related Relief [Docket No. 215] and the votes on the Plan submitted by Covia Entities are deemed withdrawn; (d) the Debtors’ Motion to Reject Supply Agreement [Docket No. 167] is deemed withdrawn, and the termination of that certain Supply Agreement between FTS International Services, LLC and Covia, dated as of May 3, 2019 shall be effective as of the Effective Date; and (e) the foregoing shall be deemed a settlement as provided in, and subject to the terms of, Article IV.A of the Plan.  Within 5 Business Days after receipt of the Covia Payment, Covia shall file a dismissal with prejudice, in form and substance reasonably acceptable to the Debtors, of the complaint in the adversary proceeding encaptioned Covia Holdings Corporation v. FTS International Services, LLC, (Adv. No. 20-03413) pending in this Court as part of the chapter 11 case of Covia and certain of its affiliates.

68.       Compliance with Tax Requirements.  In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The failure of any holder of a Claim or Interest to furnish the Debtors or Reorganized Debtors information or take any steps necessary to comply with withholding and reporting requirements shall be grounds for the Debtors or Reorganized Debtors to seek an order, upon notice to the affected holder, disallowing any Claim or Interest held by such holder and forfeiting any distribution to which such holder would otherwise be entitled under the Plan. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

69.       Exemption from Transfer Taxes.  To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New FTS Equity; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the New Revolving Exit Facility, as applicable; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.  All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

70.       Documents, Mortgages, and Instruments.  Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan, including the Restructuring Transactions, and this Confirmation Order.

71.       Term of Injunctions or Stays.  Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

72.       Nonseverability of Plan Provisions upon Confirmation.  This Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable (but subject to the terms of the Restructuring Support Agreement); and (3) nonseverable and mutually dependent.

73.       Post-Confirmation Modifications.  Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan and the Restructuring Support Agreement (subject to the applicable consents or consultation rights set forth in the Plan and Restructuring Support Agreement).  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement, the Debtors and the Reorganized Debtors expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article X.A of the Plan.

74.       Applicable Nonbankruptcy Law.  The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

75.       Waiver of Filings.  Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to File any list, schedule, or statement with the Court or the Office of the U.S. Trustee is permanently waived as to any such list, schedule, or statement not Filed as of the Confirmation Date.

76.       Governmental Approvals Not Required.  This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement, any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

77.       Exemption from Registration Requirements.  The New FTS Equity to be issued to Holders of Allowed Secured Debt Claims, Holders of Allowed Other Unsecured Claims, and Holders of FTS Common Interests pursuant to Article III of the Plan, the Warrants and the New FTS Equity issued to the holders of the Warrants upon exercise thereof (collectively, the “Plan Securities”) will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon (i) section 1145 of the Bankruptcy Code to the extent permitted under applicable law (except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) or (ii) only to the extent that such exemption under section 1145 of the Bankruptcy Code is not available (including with respect to an entity that is an “underwriter”), section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.  Prior to the Petition Date, the offering of New FTS Equity to be issued to Holders of Allowed Secured Debt Claims and Allowed Other Unsecured Claims pursuant to Article III of the Plan shall be exempt from such registration requirements pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

78.       Plan Securities issued in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of securities and (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and (b) are freely tradable and transferable by any holder thereof that, at the time of transfer, (1) is not an “affiliate” of Reorganized FTS as defined in Rule 144(a)(1) under the Securities Act, (2) has not been such an “affiliate” within ninety (90) days of such transfer, (3)

has not acquired such securities from an “affiliate” within one year of such transfer and (4) is not an entity that is an “underwriter.”

79.       Solely to the extent issuance under Section 1145(a) of the Bankruptcy Code is unavailable and Plan Securities must instead be issued in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, such securities will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and applicable state and local securities law.

80.       New FTS Equity issued pursuant to the Management Incentive Plan will be issued pursuant to a registration statement or an exemption from registration under the Securities Act and applicable state and local securities laws.

81.       Should Reorganized FTS elect, on or after the Effective Date, to reflect any ownership of the New FTS Equity through the facilities of DTC, Reorganized FTS need not provide to DTC any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such securities under applicable securities laws.  Notwithstanding anything to the contrary in the Plan, no Entity, including, for the avoidance of doubt, DTC, shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the Holders of New FTS Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New FTS Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

82.       Notices of Confirmation and Effective Date.  The Reorganized Debtors shall serve notice of entry of this Confirmation Order and the occurrence of the Effective Date, substantially in the form attached hereto as Exhibit B (as may be revised by the applicable Debtors, the “Confirmation Order and Effective Date Notice”), in accordance with Bankruptcy Rules 2002 and 3020(c) on all holders of Claims and Interests and the Core Notice Parties within ten (10) Business Days after the Effective Date.  Notwithstanding the above, no notice of Confirmation or Consummation or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed notice of the Combined Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address.  The Combined Notice and the Confirmation Order and Effective Date Notice are adequate under the particular circumstances of these Chapter 11 Cases and no other or further notice is necessary.

83.       Failure of Consummation.  If Consummation does not occur for a Debtor, the Plan shall be null and void in all respects as to such Debtor and nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement as to such Debtor shall: (1) constitute a waiver or release by the Debtors of any Claims or Interests; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

84.       Substantial Consummation.  On the Effective Date, the Plan shall be deemed to be substantially consummated under section 1101(2) of the Bankruptcy Code.

85.       Waiver of 14-Day Stay.  Notwithstanding Bankruptcy Rule 3020(e) or 6004, this Confirmation Order is effective immediately and not subject to any stay.

86.       References to and Omissions of Plan Provisions.  References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan.  The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

87.       Headings.  Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

88.       Effect of Conflict.  This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order.  If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.

89.       Termination of Challenge Period.  The Challenge Period (as defined in the Cash Collateral Orders) for all parties in interest is terminated as of the date set forth in the Cash Collateral Orders, and the stipulations, admissions, findings, and releases contained in the Cash Collateral Orders shall be binding on the Debtors’ estates and all parties in interest.

90.       Final Order.  This Confirmation Order is a Final Order and the period in which an appeal must be Filed shall commence upon the entry hereof.

91.       Retention of Jurisdiction.  The Court may properly, and upon the Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, these Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

92.       Reversal.  If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan, including the New Revolving Exit Facility Documents, prior to the Debtors’ receipt of written notice of such order.  Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all related documents or any amendments or modifications thereto.

Signed: November 04, 2020
/s/ David R. Jones
David R. Jones UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

Plan

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126.  THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
FTS INTERNATIONAL, INC., et al.,[1]	)	Case No. 20-34622 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

OF FTS INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES

KIRKLAND & ELLIS LLP	WINSTON & STRAWN LLP
KIRKLAND & ELLIS INTERNATIONAL	Katherine A. Preston (TX Bar No. 2968884)
LLP	800 Capitol Street, Suite 2400
Brian Schartz, P.C. (TX Bar No. 24099361)	Houston, Texas 77002
609 Main Street	Telephone: (713) 651-2600
Houston, Texas 77002	Facsimile: (713) 651-2700
Telephone: (713) 836-3600	Email: kpreston@winston.com
Facsimile: (713) 836-3601
Email: brian.schartz@kirkland.com	- and -

- and -	Daniel J. McGuire ( admitted pro hac vice)
35 W Wacker Drive
Joshua A. Sussberg, P.C. (admitted pro hac vice)	Chicago, IL 60601
Emily E. Geier (admitted pro hac vice)	Telephone: (312) 558-5600
Alexander Nicas (admitted pro hac vice)	Facsimile: (312) 558-5700
601 Lexington Avenue	Email: dmcguire@winston.com
New York, New York 10022
Telephone: (212) 446-4800	Co-Counsel for the Debtors
Facsimile: (212) 446-4900	and Debtors in Possession
Email: jsussberg@kirkland.com
emily.geier@kirkland.com
alexander.nicas@kirkland.com

Co-Counsel for the Debtors and Debtors in Possession
Dated: November 4, 2020

1         The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: FTS International, Inc. (0081); FTS International Manufacturing, LLC (9132); and FTS International Services, LLC (7729).  The location of Debtor FTS International, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 777 Main Street, Suite 2900, Fort Worth, Texas, 76102.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES		1
A.	Defined Terms.	1
B.	Rules of Interpretation.	13
C.	Computation of Time.	14
D.	Governing Law.	14
E.	Reference to Monetary Figures.	15
F.	Reference to the Debtors or the Reorganized Debtors.	15
G.	Controlling Document.	15
H.	Consultation, Information, Notice, and Consent Rights.	15

ARTICLE II. ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES		15
A.	Administrative Claims.	15
B.	Professional Fee Claims.	16
C.	Priority Tax Claims.	17
D.	Payment of Statutory Fees.	17
E.	Restructuring Expenses.	17

ARTICLE III. CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS		17
A.	Classification of Claims and Interests.	17
B.	Treatment of Classes of Claims and Interests.	22
C.	Special Provision Governing Unimpaired Claims.	22
D.	Elimination of Vacant Classes.	22
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.	22
F.	Intercompany Interests.	23
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	23
H.	Controversy Concerning Impairment.	23
I.	Subordinated Claims and Interests.	23

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THIS PLAN		23
A.	General Settlement of Claims and Interests.	23
B.	Restructuring Transactions.	24
C.	Reorganized Debtors.	24
D.	Sources of Consideration for Plan Distributions.	25
E.	Vesting of Assets in the Reorganized Debtors.	26
F.	Exemption from Registration Requirements.	26

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G.	Cancellation of Existing Securities and Agreements.	28
H.	Corporate Action.	29
I.	Corporate Existence.	29
J.	New Organizational Documents.	30
K.	Indemnification Provisions.	30
L.	Effectuating Documents; Further Transactions.	30
M.	Section 1146 Exemption.	30
N.	Directors and Officers of the Reorganized Debtors.	31
O.	Director and Officer Liability Insurance.	31
P.	Management Incentive Plan.	32
Q.	Employee Obligations.	32
R.	Preservation of Causes of Action.	32

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		33
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	33
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	34
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	34
D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.	35
E.	Insurance Contracts and Surety Bonds.	36
F.	Reservation of Rights.	36
G.	Nonoccurrence of Effective Date.	37
H.	Contracts and Leases Entered into after the Petition Date.	37

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		37
A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date.	37
B.	Disbursing Agent.	37
C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	37
D.	Manner of Payment.	39
E.	Compliance with Tax Requirements.	40
F.	Allocations.	40
G.	No Postpetition Interest on Claims.	40
H.	Foreign Currency Exchange Rate.	40
I.	Setoffs and Recoupment.	40
J.	Claims Paid or Payable by Third Parties.	41

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		41
A.	Disputed Claims Process.	41
B.	Allowance of Claims.	42
C.	Claims Administration Responsibilities.	42
D.	Estimation of Claims and Interests.	42
E.	Adjustment to Claims or Interests without Objection.	43
F.	Disallowance of Claims or Interests.	43
G.	No Distributions Pending Allowance.	43
H.	Distributions After Allowance.	43
I.	No Interest.	43

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		44
A.	Discharge of Claims and Termination of Interests.	44
B.	Release of Liens.	44
C.	Releases by the Debtors.	45
D.	Releases by the Releasing Parties.	46
E.	Exculpation.	47
F.	Injunction.	48
G.	Protections Against Discriminatory Treatment.	49
H.	Document Retention.	49
I.	Reimbursement or Contribution.	49

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ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		49
A.	Conditions Precedent to the Effective Date.	49
B.	Waiver of Conditions.	50
C.	Effect of Failure of Conditions.	50
D.	Substantial Consummation	50

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN		50
A.	Modification and Amendments.	50
B.	Effect of Confirmation on Modifications.	51
C.	Revocation or Withdrawal of Plan.	51

ARTICLE XI. RETENTION OF JURISDICTION		51

ARTICLE XII. MISCELLANEOUS PROVISIONS		53
A.	Immediate Binding Effect.	53
B.	Additional Documents.	53
C.	Statutory Committee and Cessation of Fee and Expense Payment.	54
D.	Reservation of Rights.	54
E.	Successors and Assigns.	54
F.	Notices.	54
G.	Term of Injunctions or Stays.	57
H.	Entire Agreement.	57
I.	Plan Supplement.	57
J.	Nonseverability of Plan Provisions.	57
K.	Votes Solicited in Good Faith.	57
L.	Closing of Chapter 11 Cases.	58
M.	Waiver or Estoppel.	58
N.	Creditor Default.	58

iii

INTRODUCTION

FTS International, Inc., FTS International Manufacturing, LLC, and FTS International Services, LLC (each a “Debtor” and, collectively, the “Debtors”) jointly propose this prepackaged chapter 11 plan of reorganization (the “Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate plan for each of the foregoing entities and each of the foregoing entities is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Holders of Claims or Interests may refer to the Disclosure Statement Relating to the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code for a discussion of the Debtors’ history, businesses, properties, assets, results of operations, projections, historical financial information, risk factors, a summary and analysis of the Plan, the Restructuring Transactions, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.        Defined Terms.

As used in the Plan, capitalized terms have the meanings set forth below.

1.         “ABL Agent” means Wells Fargo Bank, National Association, as administrative agent under the ABL Credit Agreement.

2.         “ABL Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the ABL Credit Agreement or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof, including all “Obligations” as defined under the ABL Credit Agreement.

3.         “ABL Credit Agreement” means that certain credit agreement, dated as of February 22, 2018, between FTS, FTS Services, certain lenders, and the ABL Agent, as amended, restated, amended and restated, modified, or supplemented from time to time.

4.         “ABL Lenders” means the lenders party to the ABL Credit Agreement.

5.         “ABL Secured Claim” means any ABL Claim, or portion thereof, that is Secured.

6.         “Ad Hoc Group of Secured Noteholders” means the ad hoc group of holders of Secured Notes that is represented by the Ad Hoc Group of Secured Noteholders Advisors.

7.         “Ad Hoc Group of Secured Noteholders Advisors” means Davis Polk & Wardwell LLP, Ducera Partners LLC, Silver Foundry LP, and any local or special counsel retained by the Ad Hoc Group of Secured Noteholders.

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8.         “Ad Hoc Group of Term Loan Lenders” the ad hoc group of holders of Term Loan Claims that is represented by the Ad Hoc Group of Term Loan Lender Advisors.

9.         “Ad Hoc Group of Term Loan Lender Advisors” means Stroock & Stroock & Lavan LLP, and any financial advisor or local or special counsel retained by the Ad Hoc Group of Term Loan Lenders.

10.       “Administrative Claim” means a Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code, and (d) the Restructuring Expenses.

11.       “Affiliate” means affiliate as defined in section 101(2) of the Bankruptcy Code.  With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

12.       “Agent” means any administrative agent, collateral agent, or similar Entity under the Term Loan Agreement, including any successors thereto.

13.       “Allowed” means, with respect to a Claim or an Interest, any Claim or Interest (or portion thereof) that (a) is not Disputed within the applicable period of time, if any, fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (b) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith, or (c) has been allowed by a Final Order of the Bankruptcy Court.  For the avoidance of doubt, (x) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan except as provided in Article V.B of this Plan, (y) the Debtors may deem any Unimpaired Claim to be Allowed in an asserted amount for the purposes of the Plan, and (z) any Claim (or portion thereof) that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim.  For the avoidance of doubt, a Debtor shall not stipulate or otherwise agree to the allowance of any Claim related to the Specified Agreements without the prior consent of the Required Consenting Creditors.

14.       “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, remedies, or Causes of Action that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law to avoid, recover, or subordinate a prepetition transaction, including actions, remedies, or Claims and Causes of Action under sections 502, 510, 542, 544, 545, 547 through and including 553, and 724(a) of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

15.       “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

16.       “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having jurisdiction over the Chapter 11 Cases as determined and agreed by the Debtors and the Required Consenting Creditors, including, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of the Judicial Code, the United States District Court for the Southern District of Texas.

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17.       “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court.

18.       “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks in the State of New York are closed for business as a result of a federal, state, or local holiday.

19.       “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and other similar items.

20.       “Cash Collateral Orders” means, collectively, the Interim Cash Collateral Order and the Final Cash Collateral Order.

21.       “Cash Consideration” means $30.66 million in Cash.

22.       “Cause of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, choate or inchoate, foreseen or unforeseen, existing or hereinafter arising, contingent or noncontingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise.  Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, breach of fiduciary duty, violation of local, state, federal, or foreign law, or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to or otherwise contest Claims or Interests; (d) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

23.       “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for all of the Debtors in the Bankruptcy Court.

24.       “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

25.       “Claims Register” means the official register of Claims maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.

26.       “Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

27.       “Class 4 Recovery Deduction” means, with respect to Class 3, a deduction of the Unencumbered Plan Recovery provided to the Deficiency Claims and a deduction of 90.1% of the Unencumbered Plan Recovery provided to the Termination Claims and with respect to Class 8, a deduction of 9.9% of the Unencumbered Plan Recovery provided to the Termination Claims.

28.       “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

3

29.       “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

30.       “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

31.       “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and providing final approval of the Disclosure Statement and the Solicitation Materials.

32.       “Consenting Creditors” means collectively, the Consenting Noteholders and the Consenting Term Loan Lenders.

33.       “Consenting Noteholders” means, collectively, the Holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Secured Notes Claims that are party to the Restructuring Support Agreement or that have executed a joinder or transfer agreement to the Restructuring Support Agreement.

34.       “Consenting Term Loan Lenders” means, collectively, the Holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Term Loan Claims that are party to the Restructuring Support Agreement or that have executed a joinder or transfer agreement to the Restructuring Support Agreement.

35.       “Consummation” means the occurrence of the Effective Date.

36.       “Covia Dispute” means that certain dispute between the Debtors and Covia Holdings Corporation, including as set forth in the adversary proceeding captioned as Covia Holdings Corporation v. FTS International Services, LLC (Adv. Proc. No. 20-03413) and the Omnibus Pleading of Covia Holdings Corporation for Entry of an Order (I) Denying Confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization, or, in the Alternative, (II) on an Emergency Basis, Designating the Votes of the Term Loan Deficiency Claims and Secured Notes Deficiency Claims, and (III) Granting Related Relief [Docket No. 213], and Debtors’ Reply to the Omnibus Pleading for Entry of an Order: (I) Denying Confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization, or, in the Alternative, (II) Designating the Votes of the Term Loan Deficiency Claims and Secured Notes Deficiency Claims; and (III) Granting Related Relief and in Support of an Order Approving the Debtors’ Disclosure Statement and Confirming the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates [Docket No. 241], and as mediated before Judge Marvin Isgur, and as settled and resolved pursuant to the Plan and the Confirmation Order.

37.       “Cure” or “Cure Claim” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or an Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

38.       “D&O Liability Insurance Policies” means all directors’, managers’, and officers’ liability insurance policies (including any “tail policy” and all agreements, documents, or instruments related thereto) of any of the Debtors that have been issued or provide coverage at any time to current and former directors, managers, officers, and employees of the Debtors.

4

39.       “Debt Claim” means, collectively, any claim that is part of (a) the Term Loan Claims, which are Allowed in an amount equal to approximately $67.6 million and (b) the Secured Notes Claims, which are Allowed in an amount equal to approximately $379.1 million.

40.       “Definitive Documents” has the meaning set forth in the Restructuring Support Agreement.

41.       “Disbursing Agent” means, as applicable, the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.

42.       “Disclosure Statement” means the disclosure statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International Inc. and Its Debtor Affiliates, including all exhibits and schedules thereto, in each case, as may be amended, supplemented, or modified from time to time, to be approved by the Confirmation Order.

43.       “Disputed” means, as to a Claim or an Interest, any Claim or Interest:  (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order,as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

44.       “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Plan.

45.       “Distribution Record Date” means, other than with respect to Holders of public Securities (including Secured Notes deposited with DTC and FTS Common Interests) the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Confirmation Date, or such other date as is announced by the Debtors or designated in a Final Order.  The Distribution Record Date shall not apply to any public Securities (including Secured Notes deposited with DTC and FTS Common Interests) the Holders of which shall receive a distribution in accordance with the customary procedures of DTC.

46.       “DTC” means The Depository Trust Company.

47.       “Effective Date” means the date that is the first Business Day on which (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan; and (c) the Plan is declared effective by the Debtors.

48.       “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

49.       “Estate” means as to each Debtor, the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

50.       “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) the Consenting Creditors, (d) the ABL Agent, (e) the Term Loan Agent, (f) the Secured Notes Trustee, and (g) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers,

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directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

51.       “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

52.       “Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.

53.       “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Solicitation Agent.

54.       “Final Cash Collateral Order” means a Final Order authorizing the use of cash collateral consistent with the terms set forth in the Restructuring Term Sheet and otherwise in form and substance acceptable to the Required Consenting Creditors.

55.       “Final Order” means an order, ruling or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has: (a) not been reversed, vacated, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or on the docket of any court of competent jurisdiction, and as to which the time to appeal, petition for certiorari or move for reargument, reconsideration or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been timely filed or as to which any appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been withdrawn; or (b) as to which any appeal, petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration or rehearing was sought, which resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order and will not preclude such order from being a Final Order.

56.       “FTS” means FTS International, Inc.

57.       “FTS Common Interests” means existing Interests in FTS.

58.       “FTS Services” means FTS International Services, LLC.

59.       “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

60.       “Holder” means an Entity holding a Claim against or an Interest in any Debtor, as applicable.

61.       “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

62.       “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for, as applicable, the benefit of the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors, officers, and managers’ respective Affiliates.

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63.       “Insurance Contracts” means all insurance policies, including but not limited to those providing workers’ compensation coverage and the D&O Liability Insurance Policies, that have been issued (or provide coverage) at any time to any of the Debtors (or any of their predecessors) and all agreements, documents or instruments relating thereto.

64.       “Insurer” means any company, third party administrator or other entity that issued or entered into an Insurance Contract and any respective predecessors, successors and/or affiliates of any of the foregoing.

65.       “Intercompany Claim” means a Claim held by a Debtor against another Debtor or an Affiliate of a Debtor or any Claim held by an Affiliate of a Debtor against a Debtor.

66.       “Intercompany Interest” means an Interest in any Debtor, or a direct or indirect subsidiary of any Debtor, other than FTS Common Interests.

67.       “Interest” means any interest, equity, or share in the Debtors, including all issued, unissued, authorized, or outstanding shares of capital stock and any other common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profit interests of an Entity, including all options, warrants, rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable Securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in an Entity whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, whether vested or unvested as of the Effective Date, including any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

68.       “Interim Cash Collateral Order” means an interim order authorizing the use of cash collateral consistent with the terms set forth in the Restructuring Term Sheet and otherwise in form and substance acceptable to the Required Consenting Creditors.

69.       “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

70.       “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

71.       “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

72.       “Management Incentive Plan” means a post-Effective Date management incentive plan for certain participating employees of the Reorganized Debtors, to be established and implemented in accordance with Article IV.P of the Plan and terms of which shall be included in the Plan Supplement and consistent with the Restructuring Support Agreement.

73.       “MIP Pool” means the 10% of New FTS Equity reserved for issuance as part of the Management Incentive Plan.

74.       “New Board” means the board of directors or the board of managers, as applicable, as of the Effective Date of Reorganized FTS.  The identities of directors on the New Board shall be set forth in the Plan Supplement, to the extent known at the time of filing of the Plan Supplement.

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75.       “New FTS Equity” means the equity interests in Reorganized FTS issued, distributed, or otherwise transferred pursuant to the Plan.

76.       “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of the Reorganized Debtors, as well as the Rights Agreement.

77.       “New Revolving Exit Facility” means a third-party asset based exit financing facility, if any, to be agreed on terms acceptable to the Debtors and the Required Consenting Creditors.

78.       “New Revolving Exit Facility Credit Agreement” means the credit agreement governing the New Revolving Exit Facility, which shall be set forth in the Plan Supplement.

79.       “Ongoing Business Claim” means any Claim, other than (a) an Administrative Claim, (b) a Professional Fee Claim, (c) a Secured Tax Claim, (d) an Other Secured Claim, (e) an ABL Secured Claim, (f) a Priority Tax Claim, (g) an Other Priority Claim, (h) a Secured Debt Claim, (i)  a Term Loan Deficiency Claim, (j)  a Secured Notes Deficiency Claim, (k) a Termination Claim, or (l) an Intercompany Claim, against one or more of the Debtors.

80.       “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

81.       “Other Secured Claim” means any Secured Claim against the Debtors, including any Secured Tax Claim, other than a Secured Debt Claim or an ABL Secured Claim.

82.       “Other Unsecured Claim” means, collectively, any (a) Term Loan Deficiency Claim, (b) Secured Notes Deficiency Claim, or (c) Termination Claim.

83.       “Person” means a person as defined in section 101(41) of the Bankruptcy Code.

84.       “Petition Date” means the date on which each Debtor commences its Chapter 11 Case.

85.       “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under the Plan.

86.       “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, the Restructuring Support Agreement, the Bankruptcy Code, and the Bankruptcy Rules) to be Filed prior to the Confirmation Hearing, and any additional documents Filed prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) the Registration Rights Agreement; (c) the identities of the members of the New Board; (d) the Schedule of Rejected Executory Contracts and Unexpired Leases; (e) the Schedule of Retained Causes of Action; (f) a term sheet for the New Revolving Exit Facility; (g) the Warrants; and (h) the definitive documentation related to the Management Incentive Plan.  The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement up to the Effective Date as set forth in the Plan, subject to, for the avoidance of doubt, the consent rights set forth in the Restructuring Support Agreement.  The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth herein in full, provided that in the event of a conflict between the Plan and the Plan Supplement, the Plan Supplement shall control in accordance with Article I.G.

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87.       “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

88.       “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that respective Class or the proportion of the Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Interest under the Plan, unless otherwise indicated.

89.       “Professional” means an entity employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

90.       “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B.3 of the Plan.

91.       “Professional Fee Claim” means all Administrative Claims for the compensation of retained professionals and the reimbursement of expenses incurred by such retained professionals through and including the Effective Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

92.       “Professional Fee Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the total estimated Professional Fee Amount.

93.       “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

94.       “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to a Claim or Interest, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

95.       “Registration Rights Agreement” means that certain registration rights agreement of Reorganized FTS, which agreement shall become effective upon the Effective Date.

96.       “Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents (including any Disbursing Agent), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such, together with their respective past and present directors, officers, shareholders, partners, members, employees, agents, attorneys, representatives, heirs, executors and assigns, in each case solely in their capacities as such.

97.       “Released Claims” means any Claims or Interests that have been released, satisfied, stayed, terminated, discharged, or are subject to exculpation pursuant to the Plan.

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98.       “Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Term Loan Agent, (d) the Secured Notes Trustee; (e) the ABL Agent; (f) the Consenting Creditors; (g) the ABL Lenders; (h) all Holders of Claims or Interests that vote to accept the Plan; (i) all Holders of Claims or Interests that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan; (j) the current and former Affiliates of each Entity in clause (a) through (g); and (k) all Related Parties of each Entity in clause (a) through (j); provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

99.       “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Term Loan Agent; (d) the Secured Notes Trustee; (e) the ABL Agent; (f) the Consenting Creditors; (g)  the ABL Lenders; (h) all Holders of Claims or Interests that vote to accept the Plan; (i) all Holders of Claims or Interests that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan; (j) all Holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan; (k) all Holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; (l) all current and former Affiliates of each Entity in clause (a) through (k); and (m) all Related Parties of each Entity in clause (a) through (k).

100.     “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, amalgamation, consolidation, or otherwise, on the Effective Date.

101.     “Reorganized FTS” means FTS, as reorganized pursuant to the Plan, or any successor or assign thereto, by merger, consolidation, or otherwise, on the Effective Date.

102.     “Required Consenting Creditors” means, as of the relevant date, Consenting Creditors holding at least 50.01% of the aggregate outstanding principal amount of Debt Claims that are held by Consenting Creditors; provided that, to the extent a Consenting Creditor (together with its affiliates, affiliated funds or affiliated entities with a common investment advisor) holds more than $80 million in aggregate principal amount of Debt Claims, such Debt Claims in excess of $80 million shall not be counted for the purposes of any consent, amendment, waiver, extension, termination or other rights afforded to the “Required Consenting Creditors” under this Agreement or in respect of any of the Definitive Documents and shall be excluded from the numerator and denominator when calculating the “Required Consenting Creditors.”

103.     “Required Consenting Noteholders” means, as of the relevant date, Consenting Noteholders holding at least 50.01% of the aggregate outstanding principal amount of Secured Notes that are held by Consenting Noteholders; provided that, to the extent a Consenting Noteholder (together with its affiliates, affiliated funds or affiliated entities with a common investment advisor) holds more than $80 million in aggregate principal amount of Secured Notes, such Secured Notes in excess of $80 million shall not be counted for the purposes of any consent, amendment, waiver, extension, termination or other rights afforded to the “Required Consenting Noteholders” under this Agreement or in respect of any of the Definitive Documents and shall be excluded from the numerator and denominator when calculating the “Required Consenting Noteholders.”

104.     “Required Consenting Term Loan Lenders” means, as of the relevant date, Consenting Term Loan Lenders holding at least 50.01% of the aggregate outstanding principal amount of Term Loans that are held by Consenting Term Loan Lenders.

105.     “Restructuring Expenses” means the reasonable and documented costs and expenses incurred by or on behalf of the Consenting Creditors, including the fees and expenses of the Ad Hoc Group

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of Secured Noteholders Advisors, the Secured Notes Trustee, the Ad Hoc Group of Term Loan Lenders Advisors, and the Term Loan Agent.

106.     “Restructuring Support Agreement” means that certain Second Amended & Restated Restructuring Support Agreement, dated as of August 22, 2020, by and among the Debtors, the Consenting Creditors, and any subsequent Entity that becomes party thereto, including all exhibits, schedules and other attachments thereto, as such agreement may be amended, modified, or supplemented from time to time, solely in accordance with its terms.

107.     “Restructuring Term Sheet” means the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

108.     “Restructuring Transactions” means the mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions described in, approved by, contemplated by, or undertaken to implement the Plan.

109.     “Rights Agreement” means that certain rights agreement of Reorganized FTS, which agreement shall become effective upon the Effective Date.

110.     “Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

111.     “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule (including any amendments, supplements, or modifications thereto) of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement.

112.     “Schedule of Retained Causes of Action” means the schedule of Causes of Action that shall vest in the Reorganized Debtors on the Effective Date, which, for the avoidance of doubt, shall not include any of the Causes of Action that are settled, released, or exculpated under the Plan.

113.     “Secured” means when referring to a Claim:  (a) secured by a lien on property in which any of the Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

114.     “Secured Debt Claim” means, collectively, (a) a Term Loan Secured Claim and (b) a Secured Notes Secured Claim.

115.     “Secured Noteholder” means any Holder of a Secured Notes Claim.

116.     “Secured Notes” means those certain 6.25% senior secured notes, due May 1, 2022, issued by FTS, with U.S. Bank National Association as Agent and Trustee.

117.     “Secured Notes Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the Secured Notes Indenture or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

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118.     “Secured Notes Deficiency Claim” means any Secured Notes Claim, or portion thereof, that is not Secured.

119.     “Secured Notes Indenture” means that certain instrument, dated as of April 16, 2014, between FTS, certain guarantors, and the Secured Notes Trustee, as amended, restated, amended and restated, modified, or supplemented from time to time.

120.     “Secured Notes Secured Claim” means any Secured Notes Claim, or portion thereof, that is Secured.

121.     “Secured Notes Trustee” means U.S. Bank National Association, as collateral agent and trustee under the Secured Notes Indenture.

122.     “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

123.     “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder, as amended from time to time, or any similar federal, state, or local law.

124.     “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

125.     “Solicitation Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent, retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

126.     “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan.

127.     “Specified Agreements” means such agreements as the Debtors and Consenting Noteholders agree (which agreement may be evidenced by email between counsel to the Debtors and counsel to the Ad Hoc Group of Secured Noteholders), but which, for the avoidance of doubt, shall not include contracts with Covia Holdings Corporation.

128.     “Term Loan Agent” means Wilmington Savings Fund Society, FSB, as successor to Wells Fargo Bank, National Association, as administrative agent under the Term Loan Agreement.

129.     “Term Loan Agreement” means that certain credit agreement, dated as of April 16, 2014, among FTS, the lenders party thereto, and the Term Loan Agent, as amended, restated, amended and restated, modified, or supplemented from time to time.

130.     “Term Loan Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the Term Loan Agreement or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

131.     “Term Loan Deficiency Claim” means any Term Loan Claim, or portion thereof, that is not Secured.

132.     “Term Loan Lender” means any lender party to the Term Loan Agreement.

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133.     “Term Loan Secured Claim” means any Term Loan Claim, or portion thereof, that is Secured.

134.     “Termination Claim” means any Claim on account of the termination or rejection of a Specified Agreement.

135.     “Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the Secured Notes.

136.     “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or an Allowed Interest to a Holder that has not:  (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or the Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) timely taken any other action necessary to facilitate such distribution.

137.     “Unencumbered Asset Value” means the value of the Debtors’ assets that are unencumbered by Liens as of the Petition Date, which, (i) with respect to FTS International Services, LLC, shall be an amount equal to $25.2 million and (ii) with respect to FTS International Manufacturing, LLC, shall be an amount equal to $80.8 million.

138.     “Unencumbered Plan Recovery” means a percentage of such New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, that is distributed on account of Allowed Other Unsecured Claims equal to the value of any Unencumbered Asset Value minus Administrative Claims against the applicable Debtor, including, for the avoidance of doubt, any adequate protection claims.

139.     “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

140.     “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

141.     “Warrants” means the warrants issued pursuant to the Plan, the terms of which shall be set forth in the Plan Supplement and consistent with the Restructuring Support Agreement.

142.     “Wells Cash Collateral” has the meaning ascribed to such term in the Cash Collateral Orders, plus such additional amount of cash collateral sufficient to satisfy the ABL Secured Claims as of the Effective Date.

B.         Rules of Interpretation.

For purposes of the Plan:  (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable;

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(4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, charters, bylaws, partnership agreements, limited liability company agreements, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, but subject to the terms of the Restructuring Support Agreement; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (15) captions and headings are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (16) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective Person or Entity that have such consent, acceptance, or approval rights, including by electronic mail.

C.         Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.  Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.        Governing Law.

Except to the extent a rule of law or procedure is supplied by federal law (including the Bankruptcy Code or Bankruptcy Rules), and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to conflict of laws principles; provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

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E.         Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.         Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.        Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects.  In the event of an inconsistency between the Plan and the Plan Supplement, including the schedules or exhibits, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order).  In the event of an inconsistency between the Plan or any Definitive Documents or other documents, schedules or exhibits contained in the Plan Supplement, on the one hand, and the Confirmation Order, on the other hand, the Confirmation Order shall control.

H.        Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the Consenting Creditors’ consent rights), with respect to the form and substance of the Plan, all exhibits to the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A of the Plan) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

ARTICLE II.

ADMINISTRATIVE CLAIMS,

PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.        Administrative Claims.

Except with respect to the Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code, and except to the extent that a Holder of an Allowed

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Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of such an Allowed Administrative Claim will receive in full and final satisfaction, settlement, release and discharge of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following:  (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

B.         Professional Fee Claims.

1.         Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than thirty days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.  The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court Allows, including from the Professional Fee Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are Allowed.  To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Fee Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan.

2.         Professional Fee Escrow Account.

No later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount.  The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders.  Such funds shall not be considered property of the Debtors’ Estates.  The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order.  When all such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court.

3.         Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases.  If a Professional does not provide an estimate, the Debtors or the Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

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4.         Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors will, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors.  Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Debtor or the Reorganized Debtors (as applicable) may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.         Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

D.        Payment of Statutory Fees.

All monthly and quarterly reports shall be filed in a form reasonably acceptable to the U.S. Trustee, and all fees due and payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever occurs first.

E.         Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid prior to or during the course of the Chapter 11 Cases in accordance with the terms of the Restructuring Support Agreement) without the requirement to file a fee application with the Bankruptcy Court and without any requirement for review or approval by the Bankruptcy Court or any other party.  All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two Business Days before the anticipated Effective Date.  In addition, the Debtors and Reorganized Debtors (as applicable) shall continue to pay Restructuring Expenses related to implementation, consummation, and defense of the Plan after the Effective Date when due and payable in the ordinary course, whether incurred before, on, or after the Effective Date.

ARTICLE III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.        Classification of Claims and Interests.

The Plan constitutes a separate Plan for each of the Debtors within the meaning of section 1121 of the Bankruptcy Code.  Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code.  In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, and Priority Tax Claims, as described in Article II.

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A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied or disallowed by Final Order prior to the Effective Date.  For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors; provided that any Class that does not contain any Allowed Claims or Allowed Interests with respect to a particular Debtor will be treated in accordance with Article III.D below.

Below is a chart assigning each Class a number for purposes of identifying each separate Class:

Summary of Classification and Treatment of Claims and Interests

Class	Claims and Interests	Status	Voting Rights
Class 1A	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 1B	ABL Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	Secured Debt Claims	Impaired	Entitled to Vote
Class 4	Other Unsecured Claims	Impaired	Entitled to Vote
Class 5	Ongoing Business Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 8	FTS Common Interests	Impaired	Entitled to Vote

B.         Treatment of Classes of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, as applicable, except to the extent different treatment is agreed to in writing by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable.  Unless otherwise indicated, the Holder of an Allowed Claim or

Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with such Claim’s or Interest’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

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1.         Class 1A – Other Secured Claims.

a.          Classification:  Class 1A consists of all Allowed Other Secured Claims.

b.         Treatment:  Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable Debtor(s), or Reorganized Debtor(s), as applicable:  (i) payment in full in cash; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

c.          Voting:  Class 1A is Unimpaired.  Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.         Class 1B – ABL Secured Claims.

a.          Classification:  Class 1B consists of all Allowed ABL Secured Claims.

b.         Allowance:  There are no Revolving Loans (as defined in the ABL Credit Agreement) outstanding as of the Petition Date and all commitments to provide Revolving Loans or other financial accommodations under the ABL Credit Agreement and related loan documents have been terminated as of the Petition Date, except as may otherwise be agreed by the provider of designated bank products.  The ABL Secured Claims are comprised of, and deemed Allowed in an amount equal to, not less than: (i) $4,189,903.20 in respect of fully cash collateralized outstanding letters of credit pursuant to the ABL Credit Agreement; (ii) $3,605,000.00 in respect of certain fully cash collateralized bank products provided to the Debtors by Wells Fargo Bank, National Association, pursuant to the ABL Credit Agreement and applicable bank product agreements and related documents; and (iii) all fees, including any unused line fee or collateral monitoring fee, and all expenses required to be paid to the ABL Agent or ABL Lenders under the ABL Credit Agreement as of the Effective Date.

c.          Treatment:  Except to the extent that a Holder of an Allowed ABL Secured Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed ABL Secured Claim, the ABL Agent shall retain: (i) a first priority security interest and right of setoff in the Wells Cash Collateral, in one or more non-interest bearing accounts at Wells Fargo Bank, as designated by the Debtors or Reorganized Debtors, as applicable, and the ABL Agent, in order to satisfy the ABL Secured Claims as and when the ABL Secured Claims become due and payable (provided that, prior to the Effective Date, at the ABL Agent's election, the Debtors shall use commercially reasonable efforts to cause the cash collateral for letters of credit to be held in a separate bank account from the cash collateral for bank products) and (ii) any security interest granted to the ABL Agent in the Wells Cash Collateral pursuant to the Cash Collateral Orders and this Plan until the ABL Secured Claims have been satisfied; provided, that if any Wells Cash Collateral remains after all Allowed ABL Secured Claims are satisfied, the ABL Agent shall promptly return the remaining Wells Cash Collateral to the Reorganized Debtors.

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d.         Voting:  Class 1B is Unimpaired.  Holders of Allowed ABL Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of ABL Secured Claims are not entitled to vote to accept or reject the Plan.

3.         Class 2 – Other Priority Claims.

a.          Classification:  Class 2 consists of all Allowed Other Priority Claims.

b.         Treatment:  Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, each Holder thereof shall receive payment in full in cash or such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

c.          Voting:  Class 2 is Unimpaired.  Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

4.         Class 3 – Secured Debt Claims.

a.          Classification:  Class 3 consists of all Allowed Secured Debt Claims.

b.         Allowance:  The Term Loan Secured Claims shall be deemed Allowed in an amount equal to approximately $29.2 million.  The Secured Notes Secured Claims shall be deemed Allowed in an amount equal to approximately $163.8 million.

c.          Treatment:  Except to the extent that a Holder of an Allowed Secured Debt Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Secured Debt Claim, each Holder thereof shall receive its Pro Rata share of and interest in (i) the Cash Consideration and (ii) 90.1% of the New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, minus the Class 4 Recovery Deduction.

d.         Voting:  Class 3 is Impaired.  Therefore, Holders of Allowed Secured Debt Claims are entitled to vote to accept or reject the Plan.

5.         Class 4 – Other Unsecured Claims.

a.          Classification:  Class 4 consists of all Allowed Other Unsecured Claims.

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b.         Allowance:  The Term Loan Deficiency Claims shall be Allowed in an amount equal to approximately $38.4 million.  The Secured Notes Deficiency Claims shall be Allowed in an amount equal to approximately $215.3 million.

c.          Treatment:  Except to the extent that a Holder of an Allowed Other Unsecured Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Unsecured Claim, each Holder thereof shall receive, as applicable, its Pro Rata share of and interest in the Unencumbered Plan Recovery, at the applicable Debtor.

d.         Voting:  Class 4 is Impaired.  Therefore, Holders of Allowed Other Unsecured Claims are entitled to vote to accept or reject the Plan.

6.         Class 5 – Ongoing Business Claims.

a.          Classification:  Class 5 consists of all Allowed Ongoing Business Claims.

b.         Treatment:  Except to the extent that a Holder of an Allowed Ongoing Business Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Ongoing Business Claim, each Holder thereof shall receive, at the election of the Debtors or the Reorganized Debtors, as applicable, either:  (i) Reinstatement of such Allowed Ongoing Business Claim pursuant to section 1124 of the Bankruptcy Code; (ii) payment in full in cash on the later of (A) the Effective Date or as soon as reasonably practicable thereafter, or (B) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Ongoing Business Claim; or (iii) such other treatment rendering such Allowed Ongoing Business Claim Unimpaired.

c.          Voting:  Class 5 is Unimpaired.  Holders of Allowed Ongoing Business Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Allowed Ongoing Business Claims are not entitled to vote to accept or reject the Plan.

7.         Class 6 – Intercompany Claims.

a.          Classification:  Class 6 consists of all Intercompany Claims.

b.         Treatment:  On the Effective Date, Intercompany Claims shall be, at the option of the applicable Reorganized Debtor, either Reinstated or cancelled and released without any distribution.

c.          Voting:  Class 6 is Unimpaired, and Holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code if Intercompany Claims are Reinstated, or Impaired, and Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Code if Intercompany Claims are cancelled.

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8.         Class 7 – Intercompany Interests.

a.          Classification:  Class 7 consists of all Intercompany Interests.

b.         Treatment:  On the Effective Date, Intercompany Interests shall be, at the option of the applicable Reorganized Debtor, either Reinstated or cancelled and released without any distribution.

c.          Voting:  Class 7 is Unimpaired, and Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code if Intercompany Interests are Reinstated, or Impaired, and Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Code if Intercompany Interests are cancelled.

9.         Class 8 – FTS Common Interests.

a.          Classification:  Class 8 consists of all FTS Common Interests.

b.         Treatment:  On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each FTS Common Interest, each Holder thereof shall receive its Pro Rata share of and interest in (i) 9.4% of the New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, minus the Class 4 Recovery Deduction and (ii) the Warrants.

c.          Voting:  Class 8 is Impaired.  Therefore, Holders of FTS Common Interests are entitled to vote to accept or reject the Plan.

C.         Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.  Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Plan.

D.        Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.         Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote on the Plan and no Holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be deemed to be accepted by the Holders of such Claims or Interests in such Class.

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F.         Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New FTS Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.  For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

G.        Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims.  The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.  The Debtors reserve the right, to the extent permitted or required by the Bankruptcy Code and subject to the approval of the Required Consenting Creditors, to modify the Plan in accordance with Article X of the Plan and the Restructuring Support Agreement to the extent that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by (a) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or (b) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date, in each case with the consent of the Required Consenting Creditors.  For the avoidance of doubt, notwithstanding any of the foregoing, the Plan shall enforce all rights and subordination arising under any intercreditor agreements in accordance with section 510(a) of the Bankruptcy Code.

H.        Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.          Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THIS PLAN

A.        General Settlement of Claims and Interests.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective

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Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied or otherwise resolved pursuant to the Plan, including the Covia Dispute.  The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors, their Estates, and Holders of Claims and Interests.  Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.         Restructuring Transactions.

On or before the Effective Date, or as soon thereafter as reasonably practicable, the Debtors or the Reorganized Debtors, as applicable, shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions.  The actions to implement the Restructuring Transactions may include:  (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement and having other terms for which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan.  The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.  On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

C.         Reorganized Debtors.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents.  The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.  Cash payments to be made pursuant to the Plan will be made by the Debtors or the Reorganized Debtors.  The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or the Reorganized Debtors, as applicable, to satisfy their obligations under the Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

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D.        Sources of Consideration for Plan Distributions.

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand as of the Effective Date, including the proceeds from the New Revolving Exit Facility, (2) the New FTS Equity, and (3) the issuance of the Warrants.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post Effective Date agreement (including the New Revolving Exit Facility Credit Agreement documents, New Organizational Documents and Registration Rights Agreement), shall have the right and authority, without further order of the Bankruptcy Court, to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

Each distribution and issuance referred to in Article VI in the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

1.         Issuance of New FTS Equity.

All FTS Common Interests shall be cancelled as of the Effective Date.  On the Effective Date, Reorganized FTS is authorized to issue or cause to be issued and shall issue the New FTS Equity in accordance with the terms of this Plan, the Registration Rights Agreement, and other applicable Definitive Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person.  The New FTS Equity shall be issued and distributed free and clear of all Liens, Claims, and other Interests.

On the Effective Date, Reorganized FTS and all holders of the New FTS Equity then outstanding shall be deemed to be parties to the New Organizational Documents without the need for execution by any such holder.  The New Organizational Documents shall be binding on the Reorganized Debtors and all parties receiving New FTS Equity pursuant to the Plan.

All of the New FTS Equity issued or authorized to be issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

2.         New Revolving Exit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the New Revolving Exit Facility Credit Agreement and shall execute and deliver the New Revolving Exit Facility Credit Agreement documents, and such documents shall become effective in accordance with their terms.  On and after the Effective Date, the New Revolving Exit Facility Credit Agreement documents shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.  The terms and conditions of the New Revolving Exit Facility Credit Agreement documents, if any, shall bind the Reorganized Debtors and each other Entity that enters into such New Revolving Exit Facility Credit Agreement documents as a guarantor.  Any Entity’s entry into the New Revolving Exit Facility Credit Agreement, if any, shall be deemed as its agreement to the terms of such New Revolving Exit Facility Credit Agreement documents, as amended or modified from time to time following the Effective Date in accordance with its terms.

Confirmation shall be deemed approval of the New Revolving Exit Facility Credit Agreement documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees and expenses paid in connection therewith),

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if any, and, to the extent not approved by the Bankruptcy Court previously, the Reorganized Debtors will be authorized to execute and deliver those documents necessary or appropriate to obtain the New Revolving Exit Facility Credit Agreement, including the New Revolving Exit Facility Credit Agreement documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to enter into the New Revolving Exit Facility Credit Agreement documents, if any.

3.         Issuance of Warrants.

Reorganized FTS will issue the Warrants consistent with the Plan.  All of the Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable.

E.         Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

F.         Exemption from Registration Requirements.

The New FTS Equity to be issued to Holders of Allowed Secured Debt Claims, Holders of Allowed Other Unsecured Claims, and Holders of FTS Common Interests pursuant to Article III of the Plan and the New FTS Equity issued to the holders of the Warrants upon exercise thereof (collectively, the “Plan Securities”) will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon (i) section 1145 of the Bankruptcy Code to the extent permitted under applicable law (except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) or (ii) only to the extent that such exemption under section 1145 of the Bankruptcy Code is not available (including with respect to an entity that is an “underwriter”) pursuant to section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder.  Prior to the Petition Date, the offering of New FTS Equity to be issued to Holders of Allowed Secured Debt Claims and Allowed Other Unsecured Claims pursuant to Article III of the Plan shall be exempt from such registration requirements pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Plan Securities issued in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of securities and (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and (b) are freely tradable and transferable by any holder thereof that, at the time of transfer, (1) is not an “affiliate” of Reorganized FTS as defined in Rule 144(a)(1) under the Securities Act, (2) has not been such an “affiliate” within ninety (90) days of such transfer, (3) has not acquired such securities from an “affiliate” within one year of such transfer and (4) is not an entity that is an “underwriter.”

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Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all “affiliates,” which are all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities.  The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities.  “Control,” as defined in Rule 405 of the Securities Act, means to possess, directly or indirectly, the power to direct or cause to direct management and policies of a person, whether through owning voting securities, contract, or otherwise.  Accordingly, an officer, director, or significant stockholder of a reorganized debtor or its successor may be deemed to be a “controlling person” of the debtor or successor under a plan of reorganization.

Solely to the extent issuance under Section 1145(a) of the Bankruptcy Code is unavailable and Plan Securities must instead be issued in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, such securities will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and applicable state and local securities law.

New FTS Equity issued pursuant to the Management Incentive Plan will be issued pursuant to a registration statement or an exemption from registration under the Securities Act and applicable state and local securities laws.

The Debtors recommend that potential recipients of Plan Securities or Securities issued under the Management Incentive Plan consult their own counsel concerning their ability to freely trade such Securities in compliance with the federal securities laws and any applicable Blue Sky Laws.  The Debtors make no representation concerning the ability of a person to dispose of such Securities.

Should Reorganized FTS elect, on or after the Effective Date, to reflect any ownership of the New FTS Equity through the facilities of DTC, Reorganized FTS need not provide to DTC any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such securities under applicable securities laws.  Notwithstanding anything to the contrary in the Plan, no Entity, including, for the avoidance of doubt, DTC shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the Holders of New FTS Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. The Confirmation Order shall provide that DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New FTS Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

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G.        Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan or the Confirmation Order (including for purpose of evidencing a right to a distribution under the Plan), all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect.  Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan.  Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof, to the extent cancelled pursuant to this paragraph, the ABL Credit Agreement, the Term Loan Agreement, and the Secured Notes Indenture shall continue in effect solely to the extent necessary to:  (1) permit Holders of Claims under the ABL Credit Agreement, the Term Loan Agreement, and the Secured Notes Indenture to receive their respective Plan Distributions, if any (subject to any applicable charging liens); (2) permit the Reorganized Debtors and the Disbursing Agent, as applicable, to make Plan Distributions on account of the Allowed ABL Claims under the ABL Credit Agreement and Allowed Debt Claims under the Term Loan Agreement and the Secured Notes Indenture, as applicable (subject to any applicable charging liens); (3) permit each of the ABL Agent, the Term Loan Agent, and the Secured Notes Trustee to seek compensation and/or reimbursement for ABL Agent fees, Term Loan Agent fees, and the Secured Notes Trustee fees, in accordance with the terms of the Plan, and allow the maintenance, exercise, and enforcement of any applicable charging lien; (4) preserve all rights, including rights of enforcement, of the ABL Agent, Term Loan Agent, and the Secured Notes Trustee to indemnification, reimbursement, or contribution pursuant to and subject to the terms of the ABL Credit Agreement, Term Loan Agreement, and the Secured Notes Indenture; and (5) permit each of the ABL Agent, the Term Loan Agent, and the Secured Notes Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the ABL Agent, the Term Loan Agent and the Secured Notes Trustee, or Holders of ABL Claims under the ABL Credit Agreement or Holders of Debt Claims under the Term Loan Agreement and the Secured Notes Indenture, as applicable.  Except as provided in the Plan (including Article VI hereof) or as may be necessary to effectuate the terms of the Plan, on the Effective Date, the ABL Agent, the Term Loan Agent, the Secured Notes Trustee, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the ABL Credit Agreement, the Term Loan Agreement, and the Secured Notes Indenture, as applicable; provided, however, as it relates to the ABL Agent, any control agreements related to any letters of credit under the ABL Credit Agreement shall remain in full force and effect to the extent the Debtors or Reorganized Debtors, as applicable, and the ABL Agent determine to allow any such letters of credit to remain in effect after the Effective Date; and provided, further that to the extent Wells Fargo Bank provides bank product services to the Reorganized Debtors after the Effective Date,  nothing in the Plan shall modify, impair or otherwise affect any applicable bank product agreements which shall remain in full force and effect, including all rights of setoff if provided for under such agreements, subject to the terms of applicable deposit account control agreements, if any, unless otherwise agreed to in writing between Wells Fargo and the Reorganized Debtors.  To the extent cancelled in accordance with this paragraph, the commitments and obligations (if any) of the ABL Lenders, the Secured Noteholders, and the lenders under the Term Loan Agreement to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the ABL Credit Agreement, the Term Loan Agreement, and the Secured Notes Indenture, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.  Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, loss, waiver, or other forfeiture of, or by, the Debtors or their interests, or any increase or acceleration of any of their obligations, in any such case as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Article IV.G shall be deemed null and void and shall be of no force and

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effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any Executory Contract to the extent such Executory Contract has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

H.        Corporate Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified (without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors or any other Entity), including:  (a) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (b) selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (c) the entry into the New Revolving Exit Facility and the execution, entry into, delivery and filing of the New Revolving Facility Credit Agreement documents, as applicable; (d) the adoption and/or filing of or entry into the New Organizational Documents and the Registration Rights Agreement; (e) the issuance and distribution, or other transfer, of the New FTS Equity as provided herein; (f) implementation of the Restructuring Transactions; and (g) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated, by the Plan.  All matters provided for in the Plan involving the corporate structure of the Debtors and any corporate action required by Reorganized FTS and/or the Debtors in connection therewith shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by Holders of Claims, the security holders, directors, managers, authorized persons, or officers of Reorganized FTS, and/or the Debtors.  On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, Reorganized FTS, or the other Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of Reorganized FTS and the other Reorganized Debtors, as applicable, including the New Revolving Exit Facility Credit Agreement documents and any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court.  The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I.          Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous governing documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous governing documents) are amended under the Plan or otherwise, in each case, consistent with the Plan and the Restructuring Support Agreement, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).  After the Effective Date, the respective certificate of incorporation and bylaws (or other analogous governing documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.  After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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J.          New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors.  To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization.  The New Organizational Documents will (a) authorize the issuance of the New FTS Equity and (b) be modified or deemed to be modified to include a provision pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code prohibiting the issuance of non-voting equity Securities.  For the avoidance of doubt, the New Organizational Documents shall be consistent with the Restructuring Term Sheet and shall be included in the Plan Supplement.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

K.        Indemnification Provisions.

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Organizational Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted occurring before the Effective Date.  None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification right.

L.         Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (or other relevant governing body), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, New Revolving Exit Facility entered into, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

M.        Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to:  (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New FTS Equity;

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(2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the New Revolving Exit Facility, as applicable; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.  All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N.        Directors and Officers of the Reorganized Debtors.

On the Effective Date, the terms of the current members of the board of directors of FTS shall expire, and the New Board shall be appointed on the Effective Date in accordance with the terms and conditions set forth in the applicable New Organizational Documents and the identities of directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing of the Plan Supplement.

The New Board shall be comprised of five directors: (1) one of which shall be the CEO of Reorganized FTS, (2) three of which shall be selected by the Required Consenting Noteholders, and (3) one of which shall be selected by the Required Consenting Term Loan Lenders.

The officers of the respective Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with Article IV.Q of the Plan and applicable non-bankruptcy law.  After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective New Organizational Documents.

O.        Director and Officer Liability Insurance.

Each D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) shall be deemed assumed without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date, pursuant to section 365 of the Bankruptcy Code.

The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date, and any current and former directors, officers, managers, and employees of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such policy for

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the full term of such policy in accordance with the terms and conditions thereof, regardless of whether such directors, officers, managers, and employees remain in such positions after the Effective Date.

P.         Management Incentive Plan.

Effective on the Effective Date, the Reorganized Debtors will reserve the MIP Pool as set forth in the Plan Supplement and consistent with the Restructuring Support Agreement.  On the Effective Date, the New Board shall implement the Management Incentive Plan, and following the Effective Date, the New Board shall determine the other terms and conditions of the Management Incentive Plan.

Q.        Employee Obligations.

Effective on the Effective Date, all employee wages, compensation, benefit, incentive programs, and employment or severance agreements in place as of the Effective Date with the Debtors shall be assumed, or assumed on amended terms that are substantially similar to the terms that were in place on the Effective Date by the Reorganized Debtors and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans in each case, except that (1) the New Board will have typical authority and oversight regarding changes to compensation, incentive and benefits and (2) any plans, programs, arrangements or corresponding awards with respect to Interests (equity or equity-based incentives) (such as stock, restricted stock, options, warrants, RSUs or PSUs), each of which shall be deemed to be no longer valid, binding, or effective with respect to the Reorganized Debtors.

R.         Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan.  Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty days after the Effective Date.  Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.  The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court.  If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty days, such objection

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shall be resolved by the Bankruptcy Court.  Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan.  The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.        Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Article V.H and elsewhere herein, all Executory Contracts or Unexpired Leases will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of the Bankruptcy Court, as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, other than those that are:  (1) identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) previously expired or terminated pursuant to their own terms or agreement of the parties thereto; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) the subject of a motion to reject that is pending on the Effective Date; or (5) subject to an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the above-described assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date.  Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.  Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including

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any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under, or any other transaction or matter that would result in a violation, breach or default under, or increase, accelerate or otherwise alter any obligations, rights or liabilities of the Debtors or the Reorganized Debtors under, or result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to, the applicable Executory Contract or Unexpired Lease, and any consent or advance notice required under such Executory Contract or Unexpired Lease shall be deemed satisfied by Confirmation.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time up to forty-five days after the Effective Date.

To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules require the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

If certain, but not all, of a contract counterparty’s Executory Contracts and/or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts and/or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan.  Parties seeking to contest this finding with respect to their Executory Contracts and/or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).

B.         Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary.  All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as Termination Claims and shall be treated in accordance with Article III.B.4 of the Plan.

C.         Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter, with the amount and timing of payment of any such Cure dictated by the Debtors’ ordinary course of business.  Unless otherwise agreed upon in writing by the

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parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the ordinary course amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Solicitation Agent on or before 30 days after the Effective Date.  Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against the Reorganized Debtors, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.  Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure in the Debtors ordinary course of business; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure.  The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court.  In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before 30 days after the Effective Date.  Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or the Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.C in the amount and at the time dictated by the Debtors ordinary course of business, shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C in the amount and at the time dictated by the Debtors ordinary course of business, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.        Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.  In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties, or continued maintenance obligations with respect to goods previously purchased by the Debtors.

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E.         Insurance Contracts and Surety Bonds.

Notwithstanding anything to the contrary in the Definitive Documents, any other document related thereto, or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers Bankruptcy Court jurisdiction or requires a party to opt out of any releases):

a.          each of the Debtors’ surety bonds and Insurance Contracts shall be treated as Executory Contracts under the Plan and on the Effective Date, the Debtors shall be deemed to have assumed all surety bonds and Insurance Contracts pursuant to sections 105 and 365 of the Bankruptcy Code such that the Reorganized Debtors shall become and remain liable in full for all obligations under the surety bonds and Insurance Contracts, regardless of when they arise,  without the need or requirement for Insurers to file a Proof of Claim, Administrative Claim or Cure Claim or respond to any Cure notice;

b.         nothing alters or modifies the terms and conditions of the Insurance Contracts or surety bonds (including any and all letters of credit and other collateral and security provided in relation thereto) in any way, and all such rights and obligations shall be determined under the Insurance Contracts, surety bonds and applicable non-bankruptcy law as if the Chapter 11 Cases had not occurred; and

c.          the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit:  (I) claimants with valid workers’ compensation claims or direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; (II) the Insurers to administer, handle, defend, settle, and/or pay, in the  ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against any Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in Article VIII of the Plan to proceed with its claim, and (C) all costs in relation to each of the foregoing; (III) the Insurers to draw against any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time, subject to the terms of any agreements related to such collateral or security, and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the applicable Insurance Contracts, in accordance with the terms of the Insurance Contracts and applicable non-bankruptcy law; and (IV) the Insurers to cancel any Insurance Contracts, and take, in their sole discretion, other actions relating to the Insurance Contracts (including effectuating a setoff against (or otherwise applying) any collateral or security provided by the Debtors or Reorganized Debtors, regardless of when any such amounts arise, become due or are provided), to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Insurance Contracts.

F.         Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

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G.        Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.        Contracts and Leases Entered into after the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors in the ordinary course of their business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.        Distributions on Account of Claims and Interests Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim or Allowed Interest on the first Distribution Date, the Disbursing Agent shall make initial distributions under the Plan on account of Claims Allowed or Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan, and (3) Allowed Ongoing Business Claims shall be paid in accordance with Article III.B.5 of the Plan.  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.  Thereafter, a Distribution Date shall occur no less frequently than once in every 90 day period, as necessary, in the Reorganized Debtors’ sole discretion.

B.         Disbursing Agent.

Except as otherwise set forth in this Article VI B, all distributions under the Plan shall be made by the Reorganized Debtors or the Disbursing Agent.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

1.         Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

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2.         Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims(including reasonable attorney fees and expenses), shall be paid in Cash by the Reorganized Debtors.

C.         Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.         Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.  If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.         Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.  Notwithstanding any provision to the contrary herein and except as otherwise agreed by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Disputed Interest until all such disputes in connection with such Disputed Claim or Disputed Interest have been resolved by settlement or Final Order.  Any dividends or other distributions arising from property distributed to holders of Allowed Claims or Allowed Interests in a Class and paid to such holders under the Plan shall also be paid, in the applicable amounts, to any holder of a Disputed Claim or Disputed Interest in such Class that becomes an Allowed Claim or Allowed Interest, after the date such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest and after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims or Allowed Interests in such Class.

3.         Delivery of Distributions to Holders of Secured Notes Claims.

All Plan Distributions to Holders of Secured Notes Claims shall be made to and deemed completed when received by the Secured Notes Trustee.  The Secured Notes Trustee shall arrange to deliver such Plan Distributions to or on behalf of such Holders of Secured Notes Claims, subject to the Secured Notes Trustee charging Lien, and regardless of whether such distributions are made by the Secured Notes Trustee, or by the Disbursing Agent at the reasonable direction of the Secured Notes Trustee, the Secured Notes Trustee charging Lien shall attach to the Plan the Distributions to the Holders of Secured Notes Claims in the same manner as if such Plan Distributions were made through the Secured Notes Trustee.  The Secured Notes Trustee may establish its own record date for distribution and shall transfer or direct the transfer of such distributions through the facilities of DTC.  The Secured Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or Reorganized Debtors, as applicable, shall use commercially reasonable efforts to (i) seek the cooperation of DTC with respect to the cancellation of the Notes as of the Effective Date,  and (ii) seek the cooperation of the relevant bank and broker participants in the DTC system to facilitate delivery of the distribution directly to the relevant beneficial owners as soon as practicable after the Effective Date.

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4.         Minimum Distributions.

No Cash payment of less than $250 shall be made to a Holder of an Allowed Claim on account of such Allowed Claim.  When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New FTS Equity that is not a whole number, the actual distribution of shares of New FTS Equity shall be rounded to the next lower whole number with no further payment therefor.  The total number of authorized shares of New FTS Equity to be distributed to Holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

5.         Undeliverable and Unclaimed Distributions.

If any distribution to a Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable, no further distribution shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date without interest.  Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to this Article VI.C.5, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any distribution under the Plan that is an Unclaimed Distribution or remains undeliverable for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution or undeliverable distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is comprised of New FTS Equity, such New FTS Equity shall be cancelled.  Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

6.         Surrender of Cancelled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.H of the Plan shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent.  Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights.  Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

D.        Manner of Payment.

1.         Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, all distributions of the New FTS Equity to the Holders of the applicable Allowed Claims or Interests under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

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2.         All distributions of Cash to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

3.         At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

E.         Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

F.         Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

G.        No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Cash Collateral Orders, the Plan, or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim.

H.        Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

I.          Setoffs and Recoupment.

Except as expressly provided in the Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder.  In no

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event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.F of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.          Claims Paid or Payable by Third Parties.

1.         Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen calendar days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

2.         Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ Insurance Contracts until the Holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Contract. To the extent that one or more of the Debtors’ Insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then immediately upon such Insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.         Applicability of Insurance Policies.

Except as otherwise provided in the Plan, payments to Holders of Claims shall be in accordance with the provisions of any applicable Insurance Contract. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.        Disputed Claims Process.

There is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have an Allowed Claim for the purposes of the Plan, except as provided in Article V.B of the Plan.  On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be satisfied in the ordinary course of business of the Reorganized

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Debtors.  The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under the Plan.  If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided, that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by the Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court.  If a Holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed.  All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors.  Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.         Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses the applicable Debtor had with respect to any Claim or Interest immediately prior to the Effective Date.  The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.         Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to:  (1) File and prosecute objections to Claims; (2) settle, compromise, withdraw, litigate to judgment, or otherwise resolve objections to any and all Claims or Interests, regardless of whether such Claims are in a Class or otherwise; (3) settle, compromise, or resolve any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (4) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.  For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.R of the Plan.

D.        Estimation of Claims and Interests.

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the pendency of any appeal relating to such objection.  Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or

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has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.         Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.         Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if:  (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

G.        No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided, that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.        Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan.  As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

I.          No Interest.

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

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ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.        Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

B.         Release of Liens.

Except as otherwise provided in the New Revolving Exit Facility Credit Agreement, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.  Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases.  The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens

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and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take, at the Reorganized Debtors’ sole cost and expense, any and all steps requested by the Debtors, the Reorganized Debtors, or the New Revolving Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.         Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estate representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:  (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between the Debtors, the Term Loan Agreement, the Secured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

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Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New Revolving Exit Facility Credit Agreement, or any Claim or obligation arising under the Plan, or (ii) the rights of any Holder of Allowed Claims or FTS Common Interests to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

D.        Releases by the Releasing Parties.

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the Releasing Parties, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Releasing Party would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:  (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among the Debtors, the Term Loan Agreement, the Secured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter

46

11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, any Definitive Document, or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New Revolving Exit Facility Credit Agreement, or any Claim or obligation arising under the Plan, (ii) the rights of Holders of Allowed Claims or FTS Common Interests to receive distributions under the Plan or (iii) any claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is:  (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

E.         Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Causes of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the Term Loan Agreement and the Secured Notes Indenture), the Disclosure Statement, the Plan, the New Revolving Exit Facility Credit Agreement, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but

47

in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.         Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties:  (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.  Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions as set forth in this Article VIII.F hereof.

G.        Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

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H.        Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.          Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date:  (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim is no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN

A.        Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.         the Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order;

2.         the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed;

3.         the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, and all applicable regulatory or government-imposed waiting periods have expired or been terminated;

4.         the Definitive Documents shall be consistent with the Plan, the Restructuring Term Sheet and the Restructuring Support Agreement and otherwise acceptable to the parties to the Restructuring Support Agreement consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement;

5.         the New Revolving Exit Facility Credit Agreement and other documents related to the New Revolving Exit Facility shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the New Revolving Exit Facility shall have been satisfied or duly waived in writing in accordance with the terms of the New Revolving Exit Facility and the closing of the New Revolving Exit Facility shall have occurred;

6.         the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Restructuring Term Sheet in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein), the Restructuring Term Sheet and the Plan;

49

7.         the New Organizational Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived);

8.         the Restructuring Support Agreement shall not have been terminated by the Debtors or the Required Consenting Creditors;

9.         all Professional fees and expenses of retained Professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in a Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses; and

10.       all Restructuring Expenses shall have been indefeasibly paid in full as set forth in Article II.E.

B.         Waiver of Conditions.

The Debtors, with the prior written consent of the Required Consenting Creditors, may waive any of the conditions to the Effective Date set forth in this Article IX at any time, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceedings to confirm or consummate the Plan.

C.         Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall:  (1) constitute a waiver or release of any Claims by or against the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests (including the Consenting Creditors), or any other Entity.

D.        Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN

A.        Modification and Amendments.

Except as otherwise specifically provided in the Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan.  Subject to those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any

50

inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.         Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications or amendments to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.         Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except the Confirmation Order, shall remain in full force and effect.  This provision shall have no impact on the rights of the Consenting Creditors or the Debtors, as set forth in the Restructuring Support Agreement, in respect of any such revocation or withdrawal.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

a.          allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

b.         decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

c.          resolve any matters related to:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, the Schedule of

51

Rejected Executory Contracts and Unexpired Leases or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

d.         ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and to adjudicate any and all disputes arising from or relating to distributions under the Plan;

e.          adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

f.          adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

g.         enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan, the Confirmation Order or the Disclosure Statement, including the Restructuring Support Agreement;

h.         enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

i.          resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

j.          issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

k.         resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

l.          resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.J hereof;

m.        enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

n.         determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

o.         enter an order concluding or closing the Chapter 11 Cases;

p.         adjudicate any and all disputes arising from or relating to distributions under the Plan;

52

q.         consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

r.          determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

s.          hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

t.          hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

u.         hear and determine matters concerning exemptions from state and local federal registration requirements in accordance with section 1145 of the Bankruptcy Code;

v.         hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

w.        enforce all orders previously entered by the Bankruptcy Court; and

x.         hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the New Revolving Exit Facility and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.        Immediate Binding Effect.

Subject to Article IX.A hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.  All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.         Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions

53

pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.         Statutory Committee and Cessation of Fee and Expense Payment.

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Cases.  The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.

D.        Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur.  None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.         Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

F.         Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

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If to the Debtors:	If to the Counsel to the Debtors:
FTS International, Inc. 777 Main Street, Suite 2900 Fort Worth, Texas 76102 Attention: Jennifer Keefe, SVP, General Counsel & Chief Compliance Officer E-mail: Jennifer.Keefe@ftsi.com

Kirkland & Ellis LLP
609 Main Street

Houston, Texas 77002
Attention: Brian Schartz, P.C.
E-mail: brian.schartz@kirkland.com

and

601 Lexington Avenue
New York, New York 10022
Attention: Joshua A. Sussberg, P.C.

Emily Geier

Alexander Nicas
E-mail: joshua.sussberg@kirkland.com

emily.geier@kirkland.com

alexander.nicas@kirkland.com

and

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Attention: Katherine A. Preston

E-mail: kpreston@winston.com

and

35 W Wacker Drive

Chicago, Illinois 60601

Attention: Daniel J. McGuire

E-mail: dmcguire@winston.com

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If to the U.S. Trustee:	If to the Counsel to the Ad Hoc Group of Secured Noteholders:
United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, TX 77002

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Donald S. Bernstein

Damian Schaible

Michael Pera

E-mail: donald.bernstein@davispolk.com

damian.schaible@davispolk.com michael.pera@davispolk.com

and

Rapp & Rock, PC

Two Post Oak Central

1980 Post Oak Blvd. Suite 1200

Houston, Texas 77056

Attention: Henry Flores

E-mail: HFlores@rappandkrock.com

If to the Counsel to the Ad Hoc Group of Term Loan Lenders:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Tel.: (212) 806-5400

Attention:  Jayme T. Goldstein

Allison P. Miller

Daniel P. Ginsberg

E-mail:      jgoldstein@stroock.com

amiller@stroock.com

dginsberg@stroock.com

and

Lugenbuhl, Wheaton, Peck, Rankin & Hubbard 601 Poydras St., Suite 2775

New Orleans, LA 70130
Tel.: (504) 568-1990

Attention:  Benjamin W. Kadden

E-mail:      bkadden@lawla.com

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, an Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

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G.        Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.        Entire Agreement.

Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.          Plan Supplement.

All exhibits and documents included in the Plan Supplement are an integral part of the Plan and are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/case/ftsi or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy.  To the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the Plan Supplement document or exhibit shall control (unless stated otherwise in such Plan Supplement document or exhibit or in the Confirmation Order).

J.          Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.

The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable (but subject to the terms of the Restructuring Support Agreement); and (3) nonseverable and mutually dependent.

K.        Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code

57

in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties nor individuals nor the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.         Closing of Chapter 11 Cases.

On and after the date on which the Bankruptcy Court finds that the Effective Date has occurred, the Plan has been substantially consummated, and the estates of those cases to be closed are fully administered, the Debtors or Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases of the Debtors except for the Chapter 11 Case of Debtor FTS and any other Debtor later identified as having its Chapter 11 Case remain open following the Effective Date, and all contested matters relating to any of the Debtors, including objections to Claims and any adversary proceedings, shall be administered and heard in the Chapter 11 Case of Debtor FTS, irrespective of whether such Claim(s) were Filed or such adversary proceeding was commenced against a Debtor whose Chapter 11 Case was closed.

When all Disputed Claims have become Allowed or disallowed and all distributions have been made in accordance with the Plan, the Reorganized Debtors shall seek authority to close any remaining Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

M.        Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

N.        Creditor Default.

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of the Plan shall be deemed an event of default under the Plan.  Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs in remedying such default.  Upon the finding of such a default by a creditor, the Bankruptcy Court may:  (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

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Dated: November 4, 2020	FTS INTERNATIONAL, INC.

FTS on behalf of itself and all other Debtors

/s/ Lance Turner
Lance Turner FTS International, Inc.
Authorized Signatory

EXHIBIT B

Confirmation Order and Effective Date Notice

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
FTS INTERNATIONAL, INC., et al.,[1]	)	Case No. 20-34622 (DRJ)
)
Debtors.	)	(Jointly Administered)
)
	)	Re: Docket No. __

NOTICE OF (I) ENTRY OF AN ORDER

APPROVING THE DEBTORS’ DISCLOSURE

STATEMENT AND CONFIRMING THE JOINT PREPACKAGED

CHAPTER 11 PLAN OF REORGANIZATION OF FTS INTERNATIONAL, INC.

AND ITS DEBTOR AFFILIATES AND (II) OCCURRENCE OF EFFECTIVE DATE

PLEASE TAKE NOTICE that on November [•], 2020, the Honorable David R. Jones, United States Bankruptcy Judge for the United States Bankruptcy Court for the Southern District of Texas (the “Court”), entered the Order Approving the Debtors’ Disclosure Statement and Confirming the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates [Docket No. [•]] (the “Confirmation Order”) confirming the Plan2 and approving the Disclosure Statement [Docket No. 17] of the above-captioned debtors (the “Debtors”).

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [•], 2020.

PLEASE TAKE FURTHER NOTICE that the following names have been used by the Debtors in the past eight (8) years.

Current Entity Name	Former Names
FTS International, Inc.

FTS International, LLC, FTS International Holdings, LLC, THC Catering LLC, Western Colorado Truck Center LLC, THC Investments LLC, FTS International Holdings LLC, Frac Tech Management LLC, Specialty OG Holdings, LLC, Frac Tech Holdings LLC

1                    The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: FTS International, Inc. (0081); FTS International Manufacturing, LLC (9132); and FTS International Services, LLC (7729).  The location of Debtor FTS International, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 777 Main Street, Suite 2900, Fort Worth, Texas 76102.

6                         Capitalized terms used but not otherwise defined herein have the meanings given to them in the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates [Docket No. 285] (as modified, amended, and including all supplements, the “Plan”).

FTS International Manufacturing, LLC	Cisco High-Lift of Texas LLC, Premium Frac Pumps LLC
FTS International Services, LLC

T.H.C. Gas LTD., Frac Tech Services LTD., Frac Tech Services LLC, FTS International Bonds, Inc. FTS International Production Solutions LLC, Industrial Compounding LLC, Industrial Compounding INC., FTS International Proppants LLC, Southern Precision Sands LLC, Proppant Specialists LLC, Specialty SML LLC, FTS International Logistics LLC, First Choice Trucking LLC, Vertex Solutions LLC, Condor Equipment & Sales INC., Frac Tech Finance INC., Frac Tech Services, Inc., Chem Source LLC, Frac Tech Chemical Company LLC, THC I Investments INC.

PLEASE TAKE FURTHER NOTICE THAT if you would like to obtain a copy of the Confirmation Order, Plan, or any documents filed in these chapter 11 cases free of charge, contact the Debtors’ Claims and Noticing Agent, Epiq Corporate Restructuring, LLC by:  (a) visiting the Debtors’ restructuring website https://dm.epiq11.com/FTSI; (b) calling (888) 490-0882 (toll-free in the United States and Canada) or (503) 597-5602 (outside the United States); or (c) by email at FTSIInfo@epiqglobal.com, including “FTS International” in the subject line of the email.  You may also obtain copies of any pleadings filed in the chapter 11 cases for a fee by visiting the Court’s website on PACER at https://ecf.txsb.uscourts.gov.

PLEASE TAKE FURTHER NOTICE that the Court has approved certain discharge, release, exculpation, injunction, and related provisions in Article VIII of the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, the Disbursing Agent, and any holder of a Claim or an Interest and such holder’s respective successors and assigns, whether or not the Claim or the Interest of such holder is Impaired under the Plan, and whether or not such holder voted to accept the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights.  You are encouraged to review the Plan and the Confirmation Order in their entirety.

Houston, Texas
November [•], 2020

/s/
KIRKLAND & ELLIS LLP	WINSTON & STRAWN LLP
KIRKLAND & ELLIS INTERNATIONAL	Katherine A. Preston (TX Bar No. 2968884)
LLP	800 Capitol Street, Suite 2400
Brian Schartz, P.C. (TX Bar No. 24099361)	Houston, Texas 77002
609 Main Street	Telephone: (713) 651-2600
Houston, Texas 77002	Facsimile: (713) 651-2700
Telephone: (713) 836-3600	Email: kpreston@winston.com
Facsimile: (713) 836-3601
Email: brian.schartz@kirkland.com
- and -
- and -
Daniel J. McGuire (admitted pro hac vice)
Joshua A. Sussberg, P.C. (admitted pro hac vice)	35 W Wacker Drive
Emily E. Geier (admitted pro hac vice)	Chicago, IL 60601
Alexander Nicas (admitted pro hac vice)	Telephone: (312) 558-5600
601 Lexington Avenue	Facsimile: (312) 558-5700
New York, New York 10022	Email: dmcguire@winston.com
Telephone: (212) 446-4800
Facsimile: (212) 446-4900	Co-Counsel for the Debtors
Email: joshua.sussberg@kirkland.com	and Debtors in Possession
emily.geier@kirkland.com
alexander.nicas@kirkland.com

Co-Counsel for the Debtors
and Debtors in Possession